                                                                   Exhibit 10.19

                               ABLE OIL COMPANY

                              FRANCHISE AGREEMENT

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                               TABLE OF CONTENTS

I.    GRANT OF FRANCHISE...................................................  1
      A.    Grant..........................................................  1
      B.    Site and Relocation............................................  1
      C.    Territory......................................................  1
      D.    Reservation of Certain Rights..................................  2

II.   TERM AND RENEWAL.....................................................  2
      A.    Initial Term...................................................  2
      B.    Renewal Term...................................................  2
      C.    Conditions of Renewal..........................................  2

III.  DUTIES OF ABLE OIL ..................................................  3
      A.    Pre-Opening Obligations........................................  3
      B.    Post-Opening Obligations.......................................  3

IV.   FEES.................................................................  4
      A.    Payments to Able Oil...........................................  4
      B.    Late Fees and Interest on Late Payments........................  5
      C.    Definition of Gross Sales......................................  5
      D.    Audits.........................................................  5
      E.    Reporting Procedures...........................................  5
      F.    Local Marketing Expenditure....................................  5

V.    DUTIES OF FRANCHISEE.................................................  5
      A.    Compliance with System.........................................  5
      B.    Procurement of Business Licenses...............................  6
      C.    Initial Training...............................................  6
      D.    Ongoing Training...............................................  6
      E.    Initial Inventory and Equipment................................  6
      F.    Best Efforts...................................................  6
      G.    Compliance with Uniform Standards..............................  6
      H.    Sales Targets..................................................  7
      J.    Proprietary Methods............................................  7
      K.    Development of the Market......................................  7
      L.    Display of Proprietary Marks and Logos.........................  7
      M.    Noncompetition And Nondisclosure Agreements....................  7
      N.    Other Requirements.............................................  7
      O.    Safety Standards...............................................  7
      P.    Working Capital................................................  7
      Q.    Computer System................................................  7
      R.    Answering System and Pager Service.............................  8
      S.    Site Approval..................................................  8
      T.    Commencing and Continuing Operations...........................  8
      U.    Miscellaneous..................................................  8

VI.   PROPRIETARY MARKS....................................................  8
      A.    Grant of License...............................................  8
      B.    Conditions for Use.............................................  8
      C.    Acknowledgment.................................................  9

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VII.  CONFIDENTIAL MANUAL.................................................. 10
      A.    Compliance..................................................... 10
      B.    Use............................................................ 10
      C.    Confidentiality................................................ 10
      D.    Trade Secrets.................................................. 10
      E.    Access......................................................... 10
      F.    Duplication.................................................... 10
      G.    Able Oil's Property............................................ 10
      H.    Updates or Revisions........................................... 10
      I.    Master Set..................................................... 11
      J.    Replacement Fee................................................ 11

VIII. CONFIDENTIAL INFORMATION............................................. 11
      A.    Confidential Relationship...................................... 11
      B.    Obligations of Franchisee...................................... 11
      C.    Confidential Information Defined............................... 11
      D.    Protection of Information...................................... 12
      E.    Remedies....................................................... 12
      F.    Communication with Customers................................... 12

IX.   ACCOUNTING, INSPECTIONS AND RECORDS.................................. 12
      A.    Maintenance of Books and Records............................... 12
      B.    Monthly Reports................................................ 12
      C.    Financial and Related Reporting................................ 12
      D.    Other Submissions.............................................. 13
      E.    Inspection..................................................... 13

X.    ADVERTISING.......................................................... 13
      A.    Submission and Approval of Promotional and Marketing
            Materials...................................................... 13
      B.    Local Marketing and Promotion Expenditure...................... 13
      C.    Advertising Fund............................................... 13

XI.   INSURANCE............................................................ 14
      A.    Procurement.................................................... 14
      B.    Minimum Coverage............................................... 14
      C.    Certificates................................................... 14
      D.    No Relief Of Liability To Able Oil............................. 14
      E.    Independence of Coverage Requirements.......................... 14
      F.    Failure to Procure............................................. 15
      G.    Third Parties.................................................. 15

XII.  TRANSFER OF INTEREST; OPERATION BY ABLE OIL ......................... 15
      A.    Transfer by Able Oil........................................... 15
      B.    Transfer by You................................................ 15
      C.    Additional Requirements - Corporate Franchisees................ 17
      D.    Offerings by You............................................... 17
      E.    Able Oil's Right of First Refusal.............................. 18
      F.    Transfer Upon Death, Mental Incapacity or Disability........... 18
      G.    Non-Waiver of Claims........................................... 18
      H.    Operation of the Franchised Business by Able Oil............... 18
      I.    Able Oil Buy Back of the Franchised Business................... 19


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XIII. DEFAULT AND TERMINATION.............................................. 19
      A.    Default With No Opportunity To Cure............................ 19
      B.    Default With Thirty (30) Day Opportunity To Cure............... 20
      C.    No Right or Remedy............................................. 21
      D.    Default and Termination........................................ 21
      E.    Right to Purchase.............................................. 21

XIV.  OBLIGATIONS UPON TERMINATION......................................... 21
      A.    Cessation of Operation......................................... 22
      B.    Cessation of Use of Proprietary Marks.......................... 22
      C.    Cancellation of Name........................................... 22
      D.    Able Oil's Right to Continue Operations........................ 22
      E.    Non-Usage of Marks............................................. 22
      F.    Prompt Payment Upon Default.................................... 22
      G.    Payment of Costs............................................... 22
      H.    Return of Materials............................................ 22
      I.    Assignment of Telephone Listings............................... 23
      J.    Option to Purchase............................................. 23
      K.    Covenant of Further Assurances................................. 23
      L.    Compliance with Covenants...................................... 23
      M.    No Further Interest............................................ 23

XV.   COVENANTS............................................................ 23
      A.    Best Efforts................................................... 23
      B.    Non-Solicitation and Non-Competition........................... 23
      C.    Restrictive Covenants.......................................... 24
      D.    No Undue Hardship.............................................. 24
      E.    Inapplicability of Restrictions................................ 24
      F.    Independence of Covenants...................................... 24
      G.    Mission........................................................ 24
      H.    Modification of Covenants...................................... 24
      I.    Enforcement of Covenants....................................... 25
      J.    Injunctive Relief.............................................. 25
      K.    Written Agreements............................................. 25

XVI.  CHANGES AND MODIFICATIONS............................................ 25

XVII. TAXES AND INDEBTEDNESS............................................... 25
      A.    Payment........................................................ 25
      B.    Dispute........................................................ 25
      C.    Compliance with Federal, State and Local Laws.................. 26
      D.    Duty to Notify................................................. 26

XVIII. INDEPENDENT CONTRACTOR AND INDEMNIFICATION.......................... 26
      A.    Independent Contractor......................................... 26
      B.    No Liability................................................... 26
      C.    Identification................................................. 27
      D.    No False Representations....................................... 27

XIX.  APPROVALS AND WAIVERS................................................ 27


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      A.    Written Consent................................................ 27
      B.    No Waiver...................................................... 27
      C.    Waiver to Jury Trial........................................... 27

XX.   NOTICES.............................................................. 27

XXI.  RELEASE OF PRIOR CLAIMS.............................................. 28

XXII. DISCLOSURE STATEMENT AND DISCLAIMER.................................. 28
      A.    Compliance with Applicable Laws................................ 28
      B.    Receipt of Agreement........................................... 28
      C.    Acknowledgment................................................. 28

XXIII.ENTIRE AGREEMENT..................................................... 29

XXIV. SEVERABILITY AND CONSTRUCTION........................................ 29
      A.    Severability................................................... 29
      B.    Covenants...................................................... 29
      C.    Captions....................................................... 29
      D.    References..................................................... 30
      E.    Definition of "You"............................................ 30
      F.    Force Majeure.................................................. 30

XXV.  APPLICABLE LAW....................................................... 30
      A.    Governing Law.................................................. 30
      B.    Jurisdiction and Venue......................................... 30
      C.    Remedy......................................................... 30
      D.    Injunctive Relief.............................................. 30

XXVI. ARBITRATION.......................................................... 30

XXVII. ESTOPPEL STATEMENT.................................................. 31

XXVIII. ACKNOWLEDGMENTS.................................................... 31

            SCHEDULE 1        Description of the Territory

            ATTACHMENT A      Guaranty
            ATTACHMENT B      Telephone Assignment Agreement


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                                                                       EXHIBIT A

                                ABLE OIL COMPANY

                              FRANCHISE AGREEMENT

                                ABLE OIL COMPANY

                               FRANCHISE AGREEMENT

      THIS AGREEMENT is made and entered into this 31 day of December, 1998, by and between Able Oil Company or its assignees, a corporation organized under the laws of the State of New Jersey, whose principal place of business is 344 Route 46, Rockaway, New Jersey 07866 (hereinafter referred to as "Able Oil ") and Andrew Schmidt, a ________________________, whose principal place of business is 1250 Easton Road Horsham PA (hereinafter referred to as the "you").

                                   WITNESSETH:

      WHEREAS, Able Oil has developed and owns a proprietary system (the "System") for the operation of an Able Oil(R) business specializing in fuel oil sales and delivery and related services, under the service mark Able Oil(R) (the "Franchised Business");

      WHEREAS, the System is identified by trade names, service marks, trademarks, logos, emblems and indicia of origin, including the service mark Able Oil(R) and the Able Oil logo, and any other trade names, service marks, logos and trademarks that are now, or may hereafter be designated by Able Oil for use in connection with the System (the "Proprietary Marks");

      WHEREAS, you desire to operate a Franchised Business under the System, using the Proprietary Marks and to obtain a license from Able Oil for that purpose, as well as to receive the assistance provided by Able Oil in connection therewith;

      NOW, THEREFORE, the parties, in consideration of the promises, undertakings and commitments of each party to the other set forth herein, hereby mutually agree as follows:

I. GRANT OF FRANCHISE

      A. Grant. Able Oil grants you, and you accept, upon the terms and conditions herein contained, the nonexclusive right and personal license to operate a Franchised Business in strict conformity with Able Oil's quality control standards and specifications which are a material part of the System. You accept this license and agree to perform all of obligations in connection therewith as set forth herein.

      B. Site and Relocation. You must operate the Franchised Business from a site approved by Able Oil within the boundaries of the Territory assigned below. You may not change the location of the Franchised Business without Able Oil's prior written consent.

      C. Territory. Subject to the terms of this Agreement, Able Oil grants you the exclusive right and license to operate one (1) Franchised Business within the boundaries described in Schedule 1 attached hereto (hereinafter referred to as the "Territory"). Able Oil agrees that, provided you remain in good standing under the terms of this Agreement, Able Oil will not itself operate, or grant to another franchisee the right to operate, within the Territory. If, in Able Oil's sole opinion, you are unwilling, unable or fail to meet the requisite sales performance targets within the Territory grounds for default under Section XIII.B. of this Agreement will exist and Able Oil may reduce the size of the Territory or revoke the terms of exclusivity herein.

      D. Reservation of Certain Rights. Able Oil reserves the right to offer, grant and support franchises in similar and other lines of business. Able Oil makes no representation or warranty to you that there will be any right to participate in such franchises.

II. TERM AND RENEWAL

      A. Initial Term. Except as otherwise provided herein, the term of this Agreement shall be for ten (10) years commencing on the date of execution of this Agreement.

      B. Renewal Term. You may, at your option, continue the operation and management of the Franchised Business for an additional ten (10) year term, subject to the conditions set forth in Section II.C.

      C. Conditions of Renewal. The following conditions must be met (prior to each renewal period, unless and to the extent expressly waived in writing by Able Oil):

            1. You must give Able Oil written notice of its election to renew this Agreement not less than nine (9) months prior to the end of the current term of this Agreement;

            2. At least six (6) months prior to the expiration of the current term of this Agreement, Able Oil shall have the right to give notice of all required modifications to the nature and quality of the products and services offered in connection with the Franchised Business, as well as your advertising, marketing and promotional programs.

            3. You must not be in default of any provision of this Agreement, any amendment hereof or successor hereto, or any other agreement between you and Able Oil or its subsidiaries, affiliates and suppliers. You must have substantially complied with all of the terms and conditions of such agreements during the terms thereof;

            4. You must have satisfied all of your monetary obligations to Able Oil and its subsidiaries, affiliates and suppliers, and must have timely met those obligations throughout the term of this Agreement;

            5. Unless waived by Able Oil, you must attend Able Oil's then current qualification and training programs at your sole expense;

            6. You and, where applicable, your shareholders, members, directors and officers shall execute a general release, in a form prescribed by Able Oil, of any and all claims against Able Oil and its subsidiaries and affiliates, and their respective officers, directors, agents and employees. You will not be required, however, to release Able Oil from violations of, or failure to comply with, federal or state franchise registration and disclosure laws;

            7. Your operation and management of the Franchised Business shall be in full compliance with the System;

            8. You must maintain, and be in good standing with, all necessary and appropriate licenses and permits; and

            9. You must pay to Able Oil a renewal fee equal to twenty-five percent (25%) of the then current initial franchise fee charged by Able Oil.

      In the event that any of the foregoing conditions to renewal have not been met at least two (2) months prior to the expiration of the current term of this Agreement, then Able Oil shall have no obligation to renew this Agreement and shall give you at least thirty (30) days prior written notice of its intent not to renew this Agreement, which notice shall set forth the reasons for such refusal to renew.


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

III. DUTIES OF ABLE OIL

      A. Pre-Opening Obligations. Prior to the opening of the Franchised Business, Able Oil will:

            1. provide you with guidelines and specifications for the operation and management of the Franchised Business which guidelines and specifications must be adopted by you, including fuel purchasing and distribution, heating system installation, repair and maintenance service procedures, advertising and promotional techniques, and staffing;

            2. review and approve the site you select for the Franchised Business offices. Able Oil's review and approval of your site is not a guaranty or warranty as to the success of the Franchised Business;

            3. provide an initial training program in the establishment and operation of the Franchised Business which must be successfully completed to Able Oil's satisfaction;

            4. loan you a single copy of the Able Oil Operations Manual (the "Manual") as amended from time to time, which will include standards and specifications for procedures, management, and operation of the Franchised Business;

            5. provide you a final evaluation of business systems, plans, etc. to ensure your Franchised Business is properly set up in accordance with Able Oil's specifications;

            6. license to you the right to use the Proprietary Marks in connection with the Franchised Business and to identify the Franchise Business as an Able Oil distributor;

            7. use its best efforts to obtain on your behalf favorable rates obtained for insurance coverage, vehicle financing, computers or other equipment items for the Franchised Business (subject to any eligibility requirements established by the vendors of such products and services) and assist you with purchasing your delivery vehicle(s);

            8. establish a direct debit program with your bank (subject to applicable banking regulations) in order to facilitate the electronic transfer of funds from your account to Able Oil for monthly royalty and administrative processing fees;

            9. set up accounts with fuel oil depots in your Territory to enable you to purchase fuel on Able Oil's account, for which your account will be debited later by Able Oil;

            10. arrange for licensed subcontractors to provide heating systems maintenance, installation and repair services for your fuel delivery customers who purchase such services through the Franchised Business; and

            11. conduct advertising, marketing, promotional and grand opening programs with the portion of the initial franchise fee allocated to the grand opening through the first sixty days of your operations.

      B. Post-Opening Obligations. Following the opening of the Franchised Business Able Oil will:

            1. provide as much general advisory assistance as it believes, in its sole discretion, will be helpful to you in the ongoing operation, advertising and promotion of the Franchised Business;

            2. provide you with updates, revisions and amendments to the Manual;

            3. provide you with a periodic newsletter to update you on current trends in the industry and developments in the System;

            4. continue its efforts to establish and maintain high standards of quality, customer satisfaction and service. To that end, Able Oil will on a periodic basis, conduct, as it deems advisable, inspections of the Franchised Business and its operations and will evaluate the methods and the staff employed therein;

            5. coordinate and conduct periodic training programs for its network of franchisees as it deems necessary in its sole discretion; and

            6. make available at your expense certain promotional items, including apparel, calendars, kitchen magnets, stickers and the like which bear the Proprietary Marks for use by you in promoting the Franchised Business.

All of Able Oil's obligations under this Agreement are to you, and no other party is entitled to rely on, enforce or obtain relief for breach of such obligations either directly or by subrogation.

IV. FEES

      A. Payments to Able Oil. In consideration of the right and license to operate the Franchised Business granted herein, you shall pay to Able Oil the following fees, all in U.S. dollars:

            1. Initial Franchise Fee. The total initial franchise fee payable to Able Oil by you shall be Twenty-Five Thousand Dollars ($25,000). The initial franchise fee is payable in full upon the execution of this Agreement. The entire initial franchise fee is deemed fully earned upon receipt by Able Oil and is not refundable in whole or in part.

            2. Royalty Fees. You must pay Able Oil a continuing nonrefundable monthly royalty fee initially equal to one percent (1%) of monthly Gross Sales as that term is defined herein. After the first two years of operation of your Franchised Business, the royalty fee will increase to two percent (2%); provided, however, that in the event that the sales volume of fuel oil for the Franchised Business averages 1.5 million or more in the second full year of operation or any subsequent year during the term of this Agreement, the royalty fee shall not be increased for the next year following the achievement of that sales volume. Subject to applicable banking regulations, Able Oil will establish a direct debit program with your bank to allow for the electronic transfer of the monthly royalty payment on the second business day following the end of the month for which payment is due. If the electronic funds transfer does not occur, the royalty fee must be received within three days after notice to you that the automatic debit did not occur.

            3. Administrative Processing Fee. In conjunction with the electronic transfer of funds to Able Oil to cover your purchase of fuel on Able Oil's account, Able Oil will at the same time collect a $.04 per gallon administrative processing fee.

            4. Grand Opening Fee. You must pay Able Oil a grand opening fee of fifteen thousand dollars ($15,000) at least thirty (30) days prior to commencing operations of your Franchised Business. Able Oil will use this amount to coordinate a public relations campaign, purchase promotions, marketing, advertisements, direct mail, coupons and for initial marketing expenses related to the opening of your Franchised Business. You must participate in the Grand Opening and Promotion campaign arranged by Able Oil during the first sixty (60) days after opening. Any part of the grand opening fee that is not spent on advertising for the new unit during the sixty (60) day period will be returned to you.

            5. Advertising Contribution. Able Oil may establish a national advertising and promotional fund to generate new business for the System. In the event that such a program is established, Able Oil may impose a


                                       4
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mandatory contribution on you and every other franchisee of up to 1% of your monthly Gross Sales.

      B. Late Fees and Interest on Late Payments. Any fees not received by Able Oil through electronic funds transfer by the fifth day of the month following the month for which payment was due shall be considered late. Likewise, if Able Oil at any time attempts to debit your account for payment of the royalty fee or advertising contribution, and there are not sufficient funds in your account to pay the fee, the fee will also be considered late.

      Able Oil shall assess a late fee of Two Hundred Fifty Dollars ($250) every month for which any payment is late, and for each subsequent month, that the payment is late. In addition, all overdue amounts will bear interest, until paid, at the rate of two (2) times the prime rate then being charged by the Chase Manhattan Bank, N.A. on the date payment was due, or the highest rate permitted by applicable state law, whichever is less (the "Default Rate"). Interest shall be calculated on a daily basis. Interest charges are nonrefundable, and interest shall be in addition to any other remedies Able Oil may have.

      C. Definition of Gross Sales. "Gross Sales" is defined as all sales generated through the Franchised Business including fees for any and all services you perform, whether for cash or credit (regardless of collectability), and billings of every kind or nature related to the Franchised Business; provided, however, that "Gross Sales" shall not include any sales tax or other taxes collected from your customers for transmittal to the appropriate taxing authority.

      D. Audits. Able Oil has the right to audit the books and records of the Franchised Business. Audits will be conducted at Able Oil's expense, unless an audit discloses an understatement in any report of two percent (2%) or more, in which case you must pay the undisclosed or under-reported amount(s) and any and all costs and expenses incurred by Able Oil in connection with the audit (including, without limitation, reasonable accountants' and attorneys' fees), together with interest on undisclosed or under-reported amount(s) at the Default Rate. These amounts will be payable immediately upon your receipt of written notice from Able Oil. Audit fees, costs and expenses, as well as the interest thereon, are nonrefundable.

      E. Reporting Procedures. You must maintain and preserve during the term of this Agreement, and must preserve for the time period specified in the Manual, full, complete and accurate books, records and accounts and all supporting materials in accordance with Able Oil's procedures and guidelines. You are required by this Agreement to periodically submit to Able Oil at your expense, certain reports, records, information and data as Able Oil may reasonably designate upon request or as specified in writing. You must also submit to Able Oil, upon request, a copy of any of its federal and state sales or income tax returns applicable to the Franchised Business.

      F. Local Marketing Expenditure. You must spend at least three percent (3%) of your quarterly gross sales on local marketing and promotion, in accordance with the requirements set forth in Section X. All marketing materials must comply with the policies and procedures established by Able Oil.

V. DUTIES OF FRANCHISEE

      A. Compliance with System. You understand and acknowledge that every detail of the appearance and operation of the Franchised Business in compliance with the System is critical to Able Oil, you, and other franchisees operating under the System, in order to: (1) develop and maintain high and uniform operating standards; (2) increase the demand for the products and services sold by franchisees; and (3) protect the Proprietary Marks and the System, as well as Able Oil's trade secrets, reputation and goodwill.

      B. Procurement of Business Licenses. You must obtain all business licenses, registrations, permits and certifications required for the opening and ongoing operation of the Franchised Business and shall provide to Able Oil copies of all required licenses.

      C. Initial Training. In accordance with the terms and conditions set forth in Section III of this


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

Agreement, you must complete, to Able Oil's satisfaction, Able Oil's initial training program prior to the opening of the Franchised Business. Able Oil will provide and pay for instruction and training materials in connection with your attendance at the initial training program. You are responsible for any and all other expenses incurred by you and your employees during initial training, including the costs of entertainment, lodging, travel, meals and employee wages. The initial training program will be conducted at Able Oil's headquarters in Rockaway, New Jersey, your location and/or at a site to be determined by Able Oil.

      D. Ongoing Training. You must attend and complete, to Able Oil's reasonable satisfaction, such special programs or periodic additional training as Able Oil may require in writing from time to time. Able Oil will only provide and pay for instruction and training materials in connection with this additional training. You will be responsible for any and all other expenses incurred in training, including, without limitation, the costs of meals, entertainment, lodging, travel, and employee wages.

      E. Initial Inventory and Equipment. You must purchase or lease a fuel delivery vehicle in accordance with Able Oil guidelines (and have the Able Oil logo applied) and purchase a full load of fuel to commence operations. You must also purchase a set of trade tools specified in the Manual.

      F. Best Efforts. The Franchised Business must be under your direct supervision and you are required to devote your full time and effort to the management and operation of the Franchised Business.

      G. Compliance with Uniform Standards. You must operate the Franchised Business in conformity with such uniform methods, standards and specifications as Able Oil may from time to time prescribe to ensure that the highest degree of quality and service is uniformly maintained. You shall conduct your business in a manner that reflects favorably at all times on the System and the Proprietary Marks. You must not engage in deceptive, misleading or unethical practices or commit any other act which may have a negative impact on the reputation and goodwill of Able Oil or any other franchisee operating under the System. Pursuant to this ongoing responsibility, you agree:

            1. To maintain in sufficient supply, as Able Oil may prescribe in the Manual or otherwise in writing, and use at all times, supplies that conform to Able Oil's standards and specifications, and to refrain from deviating therefrom without Able Oil's prior written consent; and

            2. To sell or offer for sale only those products and services that meet Able Oil's uniform standards of quality and quantity which have been expressly approved for sale in writing by Able Oil in accordance with Able Oil's methods and techniques; and to sell or offer for sale all approved items; and

            3. To refrain from any deviation from Able Oil's standards and specifications for serving or selling such products or services; and to discontinue selling and offering for sale any such products or services as Able Oil may, in its sole discretion, disapprove in writing at any time; and

            4. To operate the Franchised Business at a standard of excellence consistent with the requirements set forth in the Manual, with special emphasis on customer service;

            5. To maintain all required licenses, registrations and permits in good standing.

      H. Sales Targets. In order for you to maintain your territorial exclusivity, you must meet certain minimum fuel sales volume targets at an average minimum margin of $.20 per gallon: 500,000 gallons within the first 12 months of operation; 750,000 gallons within the first 18 months of operation; and 1 million gallons within the first 24 months of operation. You must maintain a sales level of at least 1 million gallons per year beginning with the third year in order to maintain your exclusivity to operate a Franchised Business in the Designated Territory. If you maintain a sales level of 1.5 million gallons in a given year or higher, your royalty fee shall not be increased for the subsequent year. In the event that you do not meet the minimum sales targets described above, Able Oil may license other franchisees to operate a Franchised Business in the Territory.

      I. Purchase of Products and Services. You must purchase fuel oil, certain equipment and certain proprietary products and services solely from approved suppliers who have proved, to the continuing reasonable satisfaction of Able Oil, the ability to meet Able Oil's reasonable standards and specifications for such products and related services. These approved suppliers must meet all of Able Oil's specifications and standards as to content, quality, appearance, warranty, performance and serviceability and must adequately demonstrate their capacity and facilities to supply your needs for an effective and efficient operation of the Franchised Business as well as all Franchised Businesses operating under Able Oil's System.

      J. Proprietary Methods. Able Oil has developed certain products, services, operational systems and management techniques and may continue to develop additional proprietary methods and techniques for use in the operation of the Franchised Business which are all highly confidential and which are trade secrets of Able Oil. Because of the importance of quality control, uniformity of product and the significance of the proprietary items to the System, it is to the mutual benefit of the parties that Able Oil closely control the dissemination of this proprietary information. Accordingly, you must comply and strictly follow these techniques in the operation of the Franchised Business and must purchase from approved sources designated by Able Oil any supplies or materials necessary to protect and implement such techniques.

      K. Development of the Market. You shall at all times use your best efforts to promote and increase the sales and consumer recognition of the services offered by the Franchised Business pursuant to the System and the Manual, to effect the widest and best possible distribution of services from the Franchised Business. You must also devote your best efforts in controlling the Franchised Business, its managers, assistants and employees.

      L. Display of Proprietary Marks and Logos. You must, at your own cost, display Able Oil's Proprietary Marks and logos on the Franchised Business' vehicle(s), uniforms and otherwise in the manner prescribed by Able Oil. The color, design and location of these displays will be specified by Able Oil and may be changed from time to time in the sole discretion of Able Oil, and you must make these changes at your own cost.

      M. Noncompetition And Nondisclosure Agreements. You and your employees, officers, directors, shareholders and independent contractors shall sign noncompetition or nondisclosure agreements that name Able Oil as a third-party beneficiary to such agreements.

      N. Other Requirements. You must comply with all other requirements set forth in this Agreement, in the Manual or as Able Oil may designate from time to time.

      O. Safety Standards. You shall maintain the highest safety standards and ratings applicable to the operation and management of the Franchised Business and its personnel as Able Oil may reasonably require.

      P. Working Capital. You shall maintain sufficient levels of working capital for use in connection with the management and operation of the Franchised Business.

      Q. Computer System. You must purchase one of the computer systems required by Able Oil for the operation of the Franchised Business, as specified in the Manual. Able Oil will poll via modem all of its franchisees' computer systems in order to compile sales data, consumer trends, costs, and other such financial and marketing information it deems appropriate. The Franchisor may distribute this data on a confidential basis to its franchisees. Data shall be maintained using a Standard Chart of Accounts as provided by Able Oil.

      R. Answering System and Pager Service. You must arrange for a "live" answering service to monitor incoming calls during any time when you or your staff are not available to receive telephone calls. Your answering service must be able to access you or your person on-call for responding to customer calls by pager. You are responsible for providing pagers and/or cellular phones for you and your employees.

      S. Site Approval. You may operate from a separate home office or from a commercial space you rent or own. Your office must be at least 200 to 400 square feet and you must have a storage area for your fuel delivery vehicle. Able Oil will review your office site approve the site in its sole discretion. If the site is not approved, Able Oil will assist you in locating an acceptable alternative site. You shall permit Able Oil's agents or representatives to enter your office for the purpose of conducting inspections or audits, upon reasonable notice from Able Oil and during regular business hours.

      T. Commencing and Continuing Operations. You shall commence operations as soon as possible after completion of all required training. The parties agree that time is of the essence in commencing operation of the Franchised Business and that if you fail to commence operations within six months after execution of this Agreement, Able Oil may terminate this Agreement immediately. You shall use the Franchised Business solely for the operation of the Franchised Business that is licensed hereunder in strict accordance with the Manual; shall keep the Franchised Business open and in normal operation for such minimum hours and days as Able Oil may from time to time prescribe; and shall refrain at all times from using or permitting the use of the premises of the Franchised Business for any other purpose or activity other than as contemplated by this Agreement.

      U. Miscellaneous. You shall comply with all other requirements set forth herein or in the Manual.

VI. PROPRIETARY MARKS

      A. Grant of License. Able Oil owns the exclusive world-wide right to use and to license others to use the Proprietary Marks. Able Oil hereby grants you the right and license to use the Proprietary Marks, including the Able Oil(R) service mark and logo, only in connection with the operation of the Franchised Business and the provision of services and products to your customers. Able Oil represents, with respect to the Proprietary Marks, that: (1) Able Oil has, to the best of the its knowledge, all right, title and interest in and to the Proprietary Marks; (2) Able Oil has taken all steps which it deems reasonably necessary to preserve and protect the ownership and validity of such Proprietary Marks; and (3) Able Oil will use and license you and other franchisees to use the Proprietary Marks only in accordance with the System and the operating standards and quality control specifications attendant thereto which underlie the goodwill associated with and symbolized by the Proprietary Marks.

      B. Conditions for Use. With respect to your use of the Proprietary Marks pursuant to the license granted under this Agreement:

            1. You shall use only the Proprietary Marks designated by Able Oil and shall use them only in the manner required or authorized and permitted by Able Oil.

            2. You shall use the Proprietary Marks only in connection with the right and license to operate the Franchised Business granted hereunder.

            3. During the term of this Agreement and any renewal hereof, you shall identify yourself as a licensee and not the owner of the Proprietary Marks and shall make any necessary filings under state law to reflect this status. In addition, you will identify yourself as a licensee of the Proprietary Marks on all invoices, order forms, receipts, business stationery and contracts, as well as the display of a notice in such form and content and in such places as Able Oil may designate in writing.

            4. Your right to use the Proprietary Marks is limited to such uses as are authorized under this Agreement or in the Manual, and any unauthorized use shall constitute an infringement of Able Oil's rights and grounds for termination of this Agreement.

            5. You shall not use the Proprietary Marks to incur or secure any obligation or indebtedness.

            6. You shall not use the Proprietary Marks, including Able Oil(R), as part of your corporate or other legal name; however, you must utilize Able Oil(R) as part of your trade name.

            7. You will comply with Able Oil's instructions and all local regulations for filing and maintaining the requisite trade name or fictitious name registrations, and will execute any documents deemed necessary by Able Oil or its counsel to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability.

            8. In the event that you become aware of any infringement of the Proprietary Marks or if your use of the Proprietary Marks is challenged by a third party, then you are obligated to immediately notify Able Oil and Able Oil will have sole discretion to take such action as it deems appropriate. If Able Oil fails to take action to protect the Proprietary Marks, then you must take any action necessary to protect your interest, at your own expense. If it becomes advisable at any time in the sole discretion of Able Oil to modify or discontinue the use of any name or mark and/or use one or more additional or substitute names or marks, you will be responsible for the tangible costs (such as replacing signs and materials) of complying with this obligation. In the event that litigation alleging that the Proprietary Marks infringe a third party's rights is instituted or threatened against you, you must promptly notify Able Oil and cooperate fully in defending or settling such litigation.

      C. Acknowledgment. You expressly understand and acknowledge that:

            1. Able Oil is the exclusive owner of all right, title and interest in and to the Proprietary Marks and the goodwill associated with and symbolized by them;

            2. The Proprietary Marks are valid and serve to identify the System and those who are licensed to operate a Franchised Business in accordance with the System;

            3. Your use of the Proprietary Marks pursuant to this Agreement does not give you any ownership interest or other interest in or to the Proprietary Marks, except the nonexclusive license granted herein;

            4. Any and all goodwill arising from your use of the Proprietary Marks and/or the System shall inure solely and exclusively to Able Oil's benefit, and upon expiration or termination of this Agreement, no monetary amount shall be assigned as attributable to any goodwill associated with your use of the System or the Proprietary Marks;

            5. The license and rights to use the Proprietary Marks granted to you in this Agreement are nonexclusive, and Able Oil thus may: (a) itself use, and grant franchises and licenses to others to use, the Proprietary Marks and the System; (b) establish, develop and franchise other systems, different from the System licensed to you herein, without offering or providing you any rights in, to or under such other systems; and (c) modify or change, in whole or in part, any aspect of the Proprietary Marks or the System, so long as your rights thereto are in no way materially harmed thereby;

            6. Able Oil reserves the right to substitute different trade names, trademarks and service marks for use in identifying the System, the Franchised Business and other Franchised Businesses operating under the system, all of which shall become Proprietary Marks;

            7. Able Oil will have no liability to you for any senior users that may claim rights to the Proprietary Marks;

            8. You will not register or attempt to register the Proprietary Marks in your name or that of any other person, firm, entity or corporation; and

            9. Able Oil shall have the right to assign the Proprietary Marks, and all of its rights and goodwill thereunder, to any person, firm, corporation or other entity, at its sole discretion.

VII. CONFIDENTIAL MANUAL

      A. Compliance. In order to protect Able Oil's reputation and goodwill and to maintain uniform standards of operation in connection with the Proprietary Marks, you will conduct your business in strict compliance with the operational systems, procedures, policies, methods and requirements prescribed in the Manual and any supplemental bulletins, notices, revisions, modifications or amendments thereto, all of which shall be deemed a part of the Manual. One (1) copy of the Manual will be provided to you on loan from Able Oil during the initial training program, and you must sign a corresponding receipt therefor.

      B. Use. You will immediately adopt and use the programs, services, methods, standards, materials, policies and procedures set forth in the Manual, as they may be modified by Able Oil from time to time. You acknowledge that Able Oil is the owner or licensee of all proprietary rights in and to the System, and the Manual, and any changes or supplements thereto.

      C. Confidentiality. You must at all times treat the Manual, any other instructional materials created or approved for use in the operation of the Franchised Business and all of the information contained therein as proprietary and confidential, and you must use all reasonable efforts to maintain such information as confidential.

      D. Trade Secrets. You acknowledge and agree that designated portions of the Manual are "trade secrets" owned and treated as such by Able Oil.

      E. Access. Able Oil's trade secrets must be accorded maximum security consistent with your need to make frequent reference thereto. You must strictly limit access to the Manual to employees who have a demonstrable and valid need to know the information contained therein in order to perform their duties. You must strictly follow any provisions in the Manual regarding the care, storage and use of the Manual and all related proprietary information.

      F. Duplication. You may not at any time, without Able Oil's prior written consent, copy, duplicate, record or otherwise reproduce in any manner any part of the Manual, updates, supplements or related materials, in whole or in part, or otherwise make the same available to any unauthorized person.

      G. Able Oil's Property. The Manual shall at all times remain the sole property of Able Oil. Upon the expiration or termination of this Agreement for any reason, you must return the Manual, and all of its supplements to Able Oil.

      H. Updates or Revisions. Able Oil retains the right to prescribe additions to, deletions from or revisions to the Manual, which you will be bound by as soon as they are mailed or otherwise delivered to you. The Manual, and any additions, deletions or revisions thereto, shall not alter your rights and obligations under this Agreement.

      I. Master Set. You shall at all times insure that your set of the Manual is kept current and up-to-date, and in the event of any dispute as to the contents of the Manual, the terms contained in the master set of the Manual maintained by Able Oil at its headquarters shall be controlling.

      J. Replacement Fee. If the Manual or any of its volumes are lost, stolen or destroyed, you must pay

Able Oil a nonrefundable replacement fee of Two Hundred Fifty Dollars ($250.00) for each volume of the replacement Manual.

VIII. CONFIDENTIAL INFORMATION

      A. Confidential Relationship. The relationship established between you and Able Oil by this Agreement is one of confidence and trust and, as a result, Able Oil will be disclosing and transmitting to you certain trade secrets and other confidential and proprietary information concerning various aspects of your operation of the Franchised Business, methods of operation, techniques and all proprietary systems, procedures and materials relevant thereto pursuant to the System and this Agreement.

      B. Obligations of Franchisee. In order to preserve and protect the trade secrets and the confidential and proprietary information (the "Confidential Information") which are disclosed to you during the term of this Agreement, you agree that:

            1. You will treat and maintain the Confidential Information as confidential both during the term of this Agreement and at all times thereafter;

            2. You will use the Confidential Information only for your operation of the Franchised Business under this Agreement;

            3. You will disclose the Confidential Information only as necessary to employees or agents who have a demonstrable and valid need to know the Confidential Information and not to anyone else;

            4. You will restrict disclosure of the Confidential Information to only those employees or agents who are directly connected with the performance of work requiring knowledge thereof and will disclose only so much of the Confidential Information as is required to enable those employees or agents to carry out their assigned duties;

            5. You will advise your employees or agents of the confidential nature of such information and the requirements of nondisclosure thereof; and

            6. You and Able Oil will conduct a review to determine which employees will have access to the Confidential Information and to the Manual. You will not disclose any Confidential Information or provide access to the Manual to such employee or agent until that person executes a nondisclosure agreement in a form prescribed by Able Oil, acknowledging the confidential and proprietary nature of the Confidential Information and agreeing not to disclose the information during the course of employment or thereafter. Able Oil shall be designated a third-party beneficiary of such nondisclosure agreements with the right to enforce its provisions independently of from you.

      C. Confidential Information Defined. Any and all information, knowledge, know-how, systems, programs and other methods and techniques that Able Oil designates as confidential shall be deemed Confidential Information for purposes of this Agreement, except information which you are able to demonstrate came to your attention prior to its disclosure by Able Oil or which, at the time of its disclosure by Able Oil to you, had become a part of the public domain through publication or communication by others or which, after disclosure to you by Able Oil, becomes a part of the public domain through publication or communication by others. It is understood and agreed that information, improvements to the System or techniques prepared, compiled or developed by you, your employees or agents during the term of this Agreement and relating to the Franchised Business, whether developed separately or in conjunction with Able Oil, shall be considered as part of the Confidential Information. You hereby grant to Able Oil an irrevocable, worldwide, exclusive, royalty-free license, with the right to sub-license such information, improvement or technique.

      D. Protection of Information. You acknowledge that you have knowledge of confidential matters, trade secrets, management and training techniques, operational, accounting, quality control procedures, pricing and marketing programs and other methods developed by Able Oil through and in its System which, for purposes of this Agreement, are owned by Able Oil and which are necessary and essential to the operation of the Franchised Business, without which information you could not efficiently, and effectively operate the same. You further acknowledge that such Confidential Information was unknown to you prior to negotiation for and execution of this Agreement and that the unique and novel combination of "know how" and methods developed by Able Oil and licensed to you for the operation of the Franchised Business are particular to Able Oil. You must take all steps necessary, at your own expense, to protect the Confidential Information and must not divulge the same either during or upon the termination of this Agreement without the prior written consent of Able Oil.

      E. Remedies. You acknowledge that in addition to any remedies available to Able Oil under Section XIII of this Agreement, you agree to pay all court costs and reasonable attorneys' fees incurred by Able Oil in obtaining specific performance of a temporary restraining order and/or an injunction against violation of the requirements of this Section VIII.

      F. Communication with Customers. In order to maintain the high standards of quality control throughout the System, Able Oil reserves the right to use test customers or to communicate with your customers from time to time, without prior notification to you, in order to determine whether the Franchised Business is maintaining high standards of quality, integrity, safety, appearance and customer service.

IX. ACCOUNTING, INSPECTIONS AND RECORDS

      A. Maintenance of Books and Records. You must maintain during the term of this Agreement and shall preserve for not less than seven (7) years from the date of preparation full, complete and accurate books, records and accounts in accordance with the System and in the form and manner prescribed by Able Oil in the Manual or otherwise in writing.

      B. Monthly Reports. Able Oil may poll via modem your computer system to obtain any and all information deemed necessary to monitor your Franchised Business, including Gross Sales and any other information from which the royalty fee and required marketing expenditures are calculated. You may be required to submit to Able Oil other monthly reports and statements of income in a form prescribed by Able Oil in the Manual, together with such other data or information as Able Oil may require.

      C. Financial and Related Reporting. You must submit to Able Oil an annual financial statement prepared at your own expense which shall include an income statement and balance sheet prepared in accordance with generally accepted accounting principles and copies of federal and state tax returns for the Franchised Business within ninety (90) days of the completion of the fiscal year of the Franchised Business. Each annual financial statement and tax return shall be compiled by an independent certified public accounting firm and signed by you or your President or Treasurer attesting that the statement is true and correct. Able Oil also reserves the right to require you to submit to Able Oil certified financial statements for any period or periods of any fiscal year, which shall be certified by your accounting firm and attested to by your treasurer or chief financial officer, where applicable. You shall also submit to Able Oil, upon request, a copy of any of your periodic federal and state sales or income tax returns applicable to the Franchised Business.

      D. Other Submissions. You must also submit to Able Oil for review and auditing, such other forms, and other reports and any and all other information and data as Able Oil may reasonably designate, including quarterly accounting of local marketing expenditures, in the form and at the times and places reasonably required by Able Oil, upon request and as specified from time to time in the Manual or otherwise in writing, at any time during the term of this Agreement.

      E. Inspection. Able Oil or its designated agents shall have the right at all reasonable times to examine and copy, at its expense, the books, records, receipts and tax returns of the Franchised Business. Able Oil shall also have the right, at any time, to have an independent audit made of your books. If an inspection should reveal that any payments to Able Oil have been undisclosed or understated in any report to Able Oil then you must immediately pay to Able Oil, upon demand, the amount undisclosed or understated plus interest calculated at the Default Rate on a daily basis. If any inspection discloses an understatement in any report of two percent (2%) or more, you shall, in addition to the payment of late fees and interest thereon, reimburse Able Oil for any and all costs and expenses connected with the inspection (including, without limitation, reasonable accountants' and attorneys' fees). The foregoing remedies shall be in addition to any other remedies available to Able Oil.

X. ADVERTISING

      Recognizing the value of local and regional advertising, and the importance of the standardization of advertising programs to the furtherance and protection of the Proprietary Marks, goodwill and public image of the System, the parties agree as follows:

      A. Submission and Approval of Promotional and Marketing Materials. All promotional and marketing materials to be used by you in any medium shall be presented in a dignified manner and shall conform to such standards and requirements as Able Oil may specify, from time to time, in the Manual or otherwise. You shall submit to Able Oil for its prior written approval, samples of all promotional and marketing materials in whatever form that you desire to use and that have not been approved within the last year by Able Oil. Able Oil shall notify you of Able Oil's approval or disapproval thereof within ten (10) days from the date of receipt by Able Oil of such materials. If Able Oil does not notify you within ten days, approval shall be deemed to have been given. You must comply with all revisions to promotional and marketing materials that Able Oil may require prior to approving them. You shall not use any advertising or promotional plans or materials that have not been approved in writing by Able Oil, and you must cease all use of any plans or materials promptly upon receipt of notice from Able Oil. Your failure to obtain Able Oil's prior written approval for all proposed advertising shall be deemed a default of this Agreement in accordance with Section XIII.A hereof.

      B. Local Marketing and Promotion Expenditure. You must spend quarterly at least 3% of your Gross Sales on local marketing and promotion, in accordance with the policies and procedures established by Able Oil for the prior approval of all proposed marketing and promotional campaigns and materials, as specified in Paragraph X.A. or elsewhere in this Agreement, the Manual or otherwise. You must provide Able Oil with documentation as reasonably requested, substantiating the expenditures for local marketing.

      C. Advertising Fund. Able Oil reserves the right to establish and administer the Able Oil Advertising Fund (the "Advertising Fund"). When the Fund is established, you will be required to contribute to the Advertising Fund in accordance with the provisions of Section IV of this Agreement.

XI. INSURANCE

      A. Procurement. You must procure, prior to the commencement of any operations under this Agreement, and thereafter maintain in full force and effect during the term of this Agreement, at your sole expense, an insurance policy or policies protecting you and Able Oil, and you and their respective officers, directors, partners and employees, against any loss, liability, personal injury, death, property damage or expense whatsoever from fire, lightning, theft, vandalism, malicious mischief and the perils included in the extended coverage endorsement, arising or occurring upon or in connection with the Franchised Business or by reason of the operation or occupancy of the Franchised Business, as well as such other insurance applicable to such other special risks, if any, as Able Oil may reasonably require for its own and your protection. You must procure such insurance and submit copies of such policies to Able Oil prior to the commencement of business operations.

      B. Minimum Coverage. All insurance policies shall be written by an insurance company satisfactory to Able Oil in accordance with the standards and specifications set forth from time to time in the Manual or otherwise in writing, and shall include, at a minimum (except as additional coverage and higher policy limits may reasonably be specified from time to time by Able Oil in the Manual or otherwise in writing), the following:

            1. Comprehensive General Liability insurance, including vehicle, hazardous materials, cargo and collision insurance, covering the operation of the Franchised Business; and

            2. Worker's compensation and employer's liability insurance as well as such other insurance as may be required by statute or rule of the state in which the Franchised Business is located and operated (or if your state does not require such coverage, than you must obtain additional liability coverage in an amount similar to coverage employer's liability insurance maintained by Able
Oil).

            3. Business interruption insurance in amounts equal to at least the average monthly royalties and administrative processing fees payable to Able Oil, but in no event less than One Hundred Thousand Dollars ($100,000) annual coverage.

      The type of insurance, and the insurance amounts, are subject to change based on inflation or future experience with claims asserted against Franchised Business. Able Oil, in its sole discretion, may require you to obtain and pay for additional insurance coverage. You must furnish Able Oil with certificates of insurance, along with evidence that the premiums have been paid. You will be liable for any costs and expenses, including attorneys' fees, incurred by Able Oil in connection with any proceedings arising out of compliance with the provisions of the Franchise Agreement relating to insurance. Able Oil shall be named as an additional insured in each of your insurance policies as are designated by Able Oil.

      C. Certificates. Initially and upon each periodic policy renewal, you must request, through your agent and/or carrier, for timely delivery to Able Oil of certificates of insurance of all coverage required by Able Oil. Each such certificate shall contain statements by the insurer that (i) the policy will not be canceled or initially altered without at least thirty (30) days' prior written notice to Able Oil and (ii) Able Oil is designated as an additional named insured.

      D. No Relief Of Liability To Able Oil. The procurement and maintenance of such insurance shall not relieve you of any liability to Able Oil under any indemnity requirements of this Agreement.

      E. Independence of Coverage Requirements. Your obligation to obtain and maintain the foregoing policy or policies in the amounts specified shall not be limited in any way by reason of any insurance which may be maintained by Able Oil, and your performance of that obligation shall not relieve you of liability under the indemnity provision set forth in Section XVIII of this Agreement.

      F. Failure to Procure. If, for any reason, you should fail to procure or maintain the insurance required by this Agreement, as revised from time to time for all franchisees by the Manual or otherwise in writing, Able Oil shall have the right and authority (without, however, any obligation) to immediately procure such insurance and to charge you for the same, which charges, together with a reasonable fee for Able Oil's expenses in so acting, including all attorneys' fees, shall be payable by you immediately upon notice.

      G. Third Parties. You must use your best efforts to ensure that all third parties with which you conduct business, are properly insured.

XII. TRANSFER OF INTEREST; OPERATION BY ABLE OIL

      A. Transfer by Able Oil. Able Oil shall have the right to assign this Agreement, and all of its rights and privileges hereunder, to any person, firm, corporation or other entity, provided that, with respect to any assignment resulting in the subsequent performance by the assignee of the functions of Able Oil : (1) the assignee shall, at the time of such assignment, be capable of performing Able Oil's obligations under this Agreement, and (2) the assignee shall expressly assume and agree to perform such obligations.

      Specifically, and without limitation to the foregoing, you expressly affirm and agree that Able Oil may sell its assets, its rights to the Proprietary Marks and the System outright to a third party; may go public; may engage in a private placement of some or all of its securities; may merge, acquire other corporations, or be acquired by another corporation; may undertake a refinancing, recapitalization, leveraged buy-out or other economic or financial restructuring; and, with regard to any or all of the above sales, assignments and dispositions, you expressly and specifically waive any claims, demands or damages arising from or related to the loss of said Proprietary Marks (or any variation thereof) and/or the loss of association with or identification of "Able Oil Company" as the franchisor hereunder.

      Nothing contained in this Agreement shall require Able Oil to remain in the fuel oils distribution and services business or to offer similar services, whether or not bearing Able Oil's Proprietary Marks, in the event that Able Oil exercises its rights hereunder to assign its rights in this Agreement.

      B. Transfer by You.

            1. The rights and duties set forth in this Agreement are personal to you, and Able Oil has entered into this Agreement and granted the license hereunder in reliance on your business skill and financial capacity. Accordingly, neither you, any immediate or remote successor to any part of your interest in the Franchised Business, any individual, partnership, corporation or other legal entity which directly or indirectly controls you, if you are a corporation, nor any general partner or any limited partner (including any corporation which controls, directly or indirectly, any general or limited partner) if you are a partnership, shall sell, assign, transfer, convey, give away, pledge, mortgage or otherwise encumber any direct or indirect interest in you or in the Franchised Business without the prior written consent of Able Oil. This right of approval shall not create any special liability or duty on the part of Able Oil to any proposed transferee. Any purported assignment or transfer, by operation of law or otherwise, not having the written consent of Able Oil shall be null and void and shall constitute a material breach of this Agreement, for which Able Oil may then terminate without opportunity to cure pursuant to Section XIII of this Agreement.

            2. If a proposed transfer, alone or together with other previous, simultaneous or proposed transfers, would have the effect of transferring a controlling interest in the Franchised Business, Able Oil may, in its sole discretion, require any or all of the following as conditions of its approval:

                  (a) All of your accrued monetary obligations and all other outstanding obligations to Able Oil (its subsidiaries, affiliates and suppliers) shall be up to date, fully paid and satisfied;

                  (b) You shall not be in default of any provision of this Agreement, any amendment hereof or successor hereto, any other franchise agreement or other agreement between Able Oil and you, or its subsidiaries, affiliates or suppliers;

                  (c) You and, where applicable, each of your shareholders, partners, officers and directors shall have executed a general release under seal, in a form satisfactory to Able Oil, of any and all claims against Able Oil and its officers, directors, shareholders and employees in their corporate and individual capacities, including, without limitation, claims arising under federal, state and local laws, rules and ordinances, provided, however, that you shall not be required to release Able Oil for violations of federal and state franchise registration and disclosure laws;

                  (d) The transferee shall enter into a written assignment, under seal and in a form satisfactory to Able Oil, assuming and agreeing to discharge all of your obligations under this Agreement; and, if your obligations were guaranteed by the transferor, the transferee shall guarantee the performance of all such obligations in writing in a form satisfactory to Able Oil;

                  (e) The transferee shall demonstrate to Able Oil's satisfaction that the transferee meets Able Oil's educational, managerial and business standards; possesses a good moral character, business reputation and credit rating; has the aptitude and ability to operate the Franchised Business herein (as may be evidenced by prior related experience or otherwise); has at least the same managerial and financial criteria required of new franchisees and shall have sufficient equity capital to operate the Franchised Business;

                  (f) At Able Oil's option, the transferee shall execute (and/or, upon Able Oil's request, shall cause all interested parties to execute) for a term ending on the expiration date of this Agreement and with such renewal term as may be provided by this Agreement, the standard form of Franchise Agreement then being offered to new franchisees and such other ancillary agreements as Able Oil may require for the Franchised Business, which agreements shall supersede this Agreement in all respects and the terms of which agreements may differ from the terms of this Agreement, including, without limitation, a higher percentage royalty fee or Advertising Fund contribution, and the implementation of additional fees;

                  (g) The transferee shall upgrade, at the transferee's expense, the Franchised Business to conform to the then-current specifications then being used in new Franchised Businesses, and shall complete the upgrading and other requirements within the time specified by Able Oil;

                  (h) You will remain liable for all direct and indirect obligations to Able Oil in connection with the Franchised Business prior to the effective date of the transfer and shall continue to remain responsible for its obligations of nondisclosure, noncompetition and indemnification as provided elsewhere in this Agreement and shall execute any and all instruments reasonably requested by Able Oil to further evidence such liability;

                  (i) At the transferee's expense, the transferee and its employees shall complete any training programs then being offered to current or new franchisees upon such terms and conditions as Able Oil may reasonably require;

                  (j) The transferee shall have signed an Acknowledgment of Receipt of all required legal documents, such as the Franchise Offering Circular and the then current Franchise Agreement and ancillary agreements;

                  (k) The transferor shall pay to Able Oil a Transfer Fee equal to twenty-five percent (25%) of the then-current initial franchise fee to cover Able Oil's administrative expenses and other costs in connection with the transfer, which shall be fully payable to Able Oil thirty (30) days prior to any such transfer and nonrefundable; and

                  (l) The transferor must provide Able Oil with a copy of the agreements of purchase and sale between the transferor and the transferee.

            3. You may not grant a security interest in the Franchised Business or in any of its assets unless the secured party agrees that in the event of any default by you under any documents related to the security interest, the secured party shall notify Able Oil of the default and Able Oil shall have the right and option to be substituted as obligor to the secured party and to cure any default by you. Notwithstanding the foregoing, Able Oil shall not be construed as a guarantor or surety for you.

            4. Each of the foregoing conditions of transfer which must be met by you and the transferee are necessary and reasonable to assure such transferee's full performance of the obligations hereunder.

      C. Additional Requirements - Corporate Franchisees. The following requirements shall apply to you if you are a corporation, or any legal entity other than an individual, in addition to those requirements set forth elsewhere in this Agreement, the Manual or otherwise:

            1. If you are a newly organized corporation or other legal entity, your charter must provide that your activities are limited exclusively to operating the Franchised Business herein. If you are an existing legal entity, you must amend your charter document to reflect your exclusive activity as a Franchised Business.

            2. Copies of your Articles of Incorporation, Bylaws and other governing documents, and any amendments thereto, including the resolutions of any Board of Directors (or similar body with authority to bind you) authorizing entry into this Agreement, shall be promptly furnished to Able Oil.

            3. Each stock certificate or other certificate evidencing ownership of the Franchised Business issued to your owners shall have conspicuously endorsed upon its face a statement in a form satisfactory to Able Oil, such as:

            "THE TRANSFER, PLEDGE OR ALIENATION OF THIS STOCK IS SUBJECT TO THE TERMS AND RESTRICTIONS CONTAINED WITHIN THE FRANCHISE AGREEMENT BETWEEN ABLE OIL COMPANY AND ______________."

            4. You must maintain a current list of all owners of record and all beneficial owners of any class of equity securities and shall furnish the list to Able Oil upon request, together with the addresses and phone numbers of each owner.

            5. All of your shareholders, members or partners, whichever is applicable, shall jointly and severally guarantee your performance hereunder and shall bind themselves to the terms of this Agreement; provided, however, that the requirements of this Section XII.C.5. shall not apply to a publicly-held corporation.

      D. Offerings by You. Your securities or partnership interests may be offered to the public, by private offering or otherwise, but only with the prior written consent of Able Oil, whether or not Able Oil's consent is required under
Section XII.B. hereof, which consent shall not be unreasonably withheld. All materials required for such offering by federal or state law as well as any materials to be used in any exempt offering shall be submitted to Able Oil for review at least sixty (60) days prior to such documents being filed with any government agency or distributed to investors. No offering shall imply (by use of the Proprietary Marks or otherwise) that Able Oil is participating in an underwriting, issuance or offering of your securities, and Able Oil's review of any offering shall be limited solely to the subject of the relationship between you and Able Oil. You and any other participants in the offering must fully indemnify Able Oil in connection with the offering pursuant to an indemnity agreement in form and substance satisfactory to Able Oil and its counsel. For each proposed offering, you must pay to Able Oil a nonrefundable amount as is necessary to reimburse Able Oil for its reasonable costs and expenses associated with reviewing the proposed offering, including, without limitation, legal and accounting fees. Subsequent to approval of such offering documents, you must give Able Oil at least sixty (60) days written notice prior to the proposed effective date of any offering or other transaction covered by this Section XII.D.

      E. Able Oil's Right of First Refusal.

            1. If any party who holds an interest (as reasonably determined by Able Oil) in you or in the

Franchised Business desires to accept any bona fide offer from a third party to purchase his interest, you must notify Able Oil in writing of such offer. Except as otherwise provided herein, Able Oil shall have the right and option, exercisable within thirty (30) days after receipt of such written notification, to send written notice to the seller that Able Oil intends to purchase the seller's interest on the same terms and conditions offered by the third party less any amount of the purchase price attributable to the goodwill associated with the Franchised Business, the Proprietary Marks or the System. Any material change in the terms of any offer prior to closing shall constitute a new offer subject to the same right of first refusal by Able Oil as in the case of an initial offer. In the event that Able Oil elects to purchase the seller's interest, closing on such purchase must occur by the later of: (a) the closing date specified in the third party offer; or (b) within sixty (60) days from the date of notice to the seller of Able Oil's election to purchase. Failure of Able Oil to exercise the option afforded by this Section XII.E. shall not constitute a waiver of any other provision of this Agreement, including all of the requirements of this Section XII with respect to a proposed transfer.

            2. In the event the consideration, terms and/or conditions offered by a third party are such that Able Oil may not reasonably be required to furnish the same consideration, terms and/or conditions, then Able Oil may purchase the Franchised Business proposed to be sold for the reasonable equivalent in cash. If the parties cannot agree, within a reasonable time, on the reasonable equivalent in cash of the consideration, terms and/or conditions offered by a third party, an independent appraiser shall be designated by Able Oil, and his determination shall be final and binding.

      F. Transfer Upon Death, Mental Incapacity or Disability. Upon the death, mental incapacity or disability of you or shareholders of a corporation or a general partner of a partnership which has been formed to own and operate the Franchised Business, Able Oil shall consent to the transfer of said interest in the Franchised Business and this Agreement to your spouse, heirs or relative by blood or by marriage, or to the spouse, heirs or relative of such shareholder or partner, whether such transfer is made by will or by operation of law, if, in Able Oil's sole discretion and judgment, such person or persons meet Able Oil's educational, managerial and business standards; possess a good moral character, business reputation and credit rating; have the aptitude and ability to conduct the Franchised Business herein; have at least the same managerial and financial criteria required by new franchisees and have sufficient equity capital to operate the Franchised Business. If a transfer is not approved by Able Oil, the executor, administrator or personal representative of such person shall transfer his interest to a third party approved by Able Oil within six (6) months after such death, mental incapacity or disability. Such transfer shall be subject to Able Oil's right of first refusal and to the same conditions as any inter vivos transfer.

      G. Non-Waiver of Claims. Able Oil's consent to a transfer of any interest in the Franchised Business shall not constitute a waiver of any claims it may have against the transferring party, and it will not be deemed a waiver of Able Oil's right to demand exact compliance with any of the terms of this Agreement, or any other agreement to which Able Oil and the transferee are parties, by the transferee.

      H. Operation of the Franchised Business by Able Oil. In order to prevent any interruption of the business of the Franchised Business and any injury to the goodwill and reputation thereof which would cause harm to the Franchised Business and thereby depreciate the value thereof, you hereby authorize Able Oil, and Able Oil shall have the right, but not the obligation, to operate said Franchised Business for so long as Able Oil deems necessary and practical, and without waiver of any other rights or remedies Able Oil may have under this Agreement, in the event that: (i) any of your principals, shareholders or partners is absent or incapacitated by reason of illness or death and you are not, therefore, in the sole judgment of Able Oil, able to do the business licensed hereunder, or (ii) any allegation or claim is made against the Franchised Business, you or any of your principals, directors, shareholders, partners or employees, involving or relating to misrepresentations or any fraudulent or deceptive practice. All revenues from the operation of the Franchised Business during such period of operation by Able Oil shall be kept in a separate account and the expenses of the Franchised Business, including reasonable royalty fees, advertising contributions, compensation and expenses for Able Oil's representative, shall be charged to said account. If, as herein provided, Able Oil elects to temporarily operate the Franchised Business on your behalf, you hereby agree to indemnify and hold Able Oil harmless from any and all claims arising from the acts and omissions of Able Oil and its representatives, and such temporary operation shall in no way obligate Able Oil to purchase (or be construed as a purchase of) your Franchised Business

      I. Able Oil Buy Back of the Franchised Business. You will have the right to transfer your Franchised Business back to Able Oil after two years of operation under this Agreement. Able Oil will pay you the fair market value of the tangible assets of the Franchised Business, as described in Section XIV.J. below, and will pay you margin for the automatic delivery customer accounts you have signed up.

XIII. DEFAULT AND TERMINATION

      As a matter of policy, Able Oil shall make every good faith effort to avoid terminating this Agreement without having first employed all reasonable steps to cause you to correct and cure any default. Furthermore, the terms and conditions regarding default and termination contained herein shall be subject to any applicable state statutes or regulations regarding the termination of a franchise. You may terminate this Agreement under any grounds available by law.

      A. Default With No Opportunity To Cure. You shall be deemed to be in default and Able Oil may, at its option, terminate this Agreement and all rights granted hereunder, without affording you any opportunity to cure the default, effective immediately upon your receipt of notice from Able Oil to you, upon the occurrence of any of the following events:

            1. You become insolvent or make a general assignment for the benefit of creditors, or a petition in bankruptcy is filed by you or a petition is filed against and consented to by you, or if you are adjudicated bankrupt, or a bill in equity or other proceeding for the appointment of a receiver of you or other custodian for your business or assets is filed and consented to by you, or if a receiver or other custodian (permanent or temporary) of your business or assets is appointed by any court of competent jurisdiction, or if proceedings for a conference with a committee of creditors under any state, federal or foreign law should be instituted by or against you, or a final judgment remains unsatisfied or of record for thirty (30) days or longer (unless supersedeas bond is filed), or execution is levied against your operating location or property, or suit to foreclose any lien or mortgage against the premises or equipment is instituted against you and not dismissed within thirty (30) days, or any substantial real or personal property of the Franchised Business is sold after levy thereupon by any sheriff, marshal or constable;

            2. You cease to do business for two (2) or more consecutive days, excluding holidays, or otherwise forfeit the right to do or transact business in the jurisdiction where the Franchised Business is located; unless such failure to do business results from the governmental exercise of the power of eminent domain, or if, through no fault of yours, the Franchised Business is damaged or destroyed by a disaster;

            3. You make any material misrepresentation or omission in this Agreement or any other agreement to which you and Able Oil are parties;

            4. You misuse or make any unauthorized use of the Proprietary Marks, engage in any business or market any service or products under a name or mark which is confusingly similar to the Proprietary Marks, or otherwise materially impair the goodwill associated with, or Able Oil's rights in, the Proprietary Marks;

            5. A threat or danger to public safety results from the operation of the Franchised Business;

            6. You are convicted of a felony or any other crime or offense that Able Oil reasonably believes is likely to have an adverse effect on the System, the Proprietary Marks, the goodwill associated therewith or Able Oil's interest therein;

            7. A judgment or consent decree is entered against you, or any of your officers, directors, shareholders or partners in any case or proceeding involving allegations of fraud, racketeering, unfair or improper trade practices or similar claim which is likely to have an adverse effect on the System, or the Proprietary Marks, the goodwill associated therewith or Able Oil's interest therein;

            8. You purport to transfer any rights or obligations under this Agreement to any third party without Able Oil's prior written consent, contrary to any of the terms of Section XII of this Agreement;

            9. You fail to comply with any of the covenants contained in Section XV hereof;

            10. Contrary to Sections VII and VIII of this Agreement, you misuse, disclose or divulge the contents of the Manual or any other trade secrets or Confidential Information provided to you by Able Oil;

            11. You knowingly maintain false financial books or records or submit any false statements, applications or reports to Able Oil or any assignee of Able Oil;

            12. You do not complete training or commence business operations within sixty (60) days after completing training provided by Able Oil;

            13. You willfully and repeatedly engage in a course of conduct which constitutes a misrepresentation or a deceptive or unlawful act or practice in connection with your sale of the services and products offered by the Franchised Business;

            14. You willfully engage in any illegal acts or any act in violation of the mission and policies of Able Oil; or

            15. You receive three (3) or more notices of default under Section XIII.B. hereof during the term of this Agreement, whether or not such defaults are cured after notice.


      B. Default With Thirty (30) Day Opportunity To Cure. Except as provided in
Section XIII.A. of this Agreement, or as otherwise specified below, you generally shall have thirty (30) days after receiving from Able Oil a written notice of default within which to remedy any default described in this Section XIII.B. and provide evidence thereof to Able Oil. If any default is not cured within that time, or such longer period as applicable law may require, this Agreement, at Able Oil's option, shall terminate without further notice to you effective immediately upon the expiration of the thirty (30) day period or such longer period as applicable law may require. You will be in default hereunder for any failure to comply substantially with any of the requirements imposed by this Agreement, as it may from time to time reasonably be supplemented by updates to the Manual, or for any failure to carry out the terms of this Agreement in good faith. Such defaults shall include, without limitation, the occurrence of any of the following events:

            1. You fail, refuse or neglect to pay promptly any monies owing to Able Oil or its subsidiaries or affiliates or suppliers when due, or to submit the financial information or other reports required by Able Oil under this Agreement (this default must be cured within ten (10) days);

            2. You fail to comply with or maintain any of the standards or procedures prescribed by Able Oil in this Agreement, the Manual, any other franchise agreement between Able Oil and you, or any other written agreements between the parties or otherwise;

            3. You fail to obtain and maintain all required licenses under state and local law (you must attempt to cure this default within ten (10) days);

            4. You, by act or omission, permit a continued violation in connection with the operation of the Franchised Business of any law, ordinance, rule or regulation of a governmental agency, in the absence of a good faith dispute over its application or legality and without promptly resorting to an appropriate administrative or judicial forum for relief therefrom (this default must be cured within ten (10) days);

            5. You fail to comply with your duties set forth in Section V of this Agreement or fail to perform any obligation owing to Able Oil or to observe any covenant or agreement made by you, whether such obligation, covenant or agreement is set forth in this Agreement or in any other agreement with Able Oil including any other franchise agreement by and between Able Oil and you or any entity related to Able Oil;

            6. You fail to maintain and submit to Able Oil all reports required pursuant to Section IX hereof;

            7. You fail to maintain Able Oil's quality control standards with respect to its use of the Proprietary Marks;

            8. You, your partner, manager or employees fail to attend and successfully complete any mandatory training program unless attendance is excused or waived, in writing, by Able Oil; or

            9. You fail to obtain prior written approval of any and all advertising, marketing or promotional plans and materials in whatever form used by you in connection with your promotion of the Franchised Business or otherwise fail to comply with Able Oil's policies and procedures with respect to advertising, marketing or promotion.

      C. No Right or Remedy. No right or remedy herein conferred upon or reserved to Able Oil is exclusive of any other right or remedy provided or permitted by law or equity.

      D. Default and Termination. The events of default and grounds for termination described in this Section XIII shall be in addition to any other grounds for termination contained elsewhere in this Agreement or otherwise.

      E. Right to Purchase. In the event of termination of this Agreement for any reason, including a default under this Section XIII, Able Oil shall have the right and option to purchase your interest in the Franchised Business as set forth in Paragraph XII.I above.

XIV. OBLIGATIONS UPON TERMINATION

      Upon termination or expiration of this Agreement, all rights granted to you hereunder shall forthwith terminate, and you must observe and perform the following:

      A. Cessation of Operation. You shall immediately cease to operate the Franchised Business and shall not thereafter, directly or indirectly, represent to the public or hold yourself out as a franchisee of Able Oil.

      B. Cessation of Use of Proprietary Marks. You must immediately and permanently cease to use, in any manner whatsoever, any equipment, format, confidential methods, customer data base, programs, literature, procedures and techniques associated with the System, the name Able Oil(R) and any Proprietary Marks and distinctive trade dress, forms, slogans, uniforms, signs, symbols or devices associated with the System. In particular, you must cease to use, without limitation, all signs, fixtures, furniture, equipment, advertising materials or promotional displays, uniforms, stationery, forms and any other articles which display the Proprietary Marks or are associated with the System.

      C. Cancellation of Name. You must take such action as may be necessary to cancel any assumed name or equivalent registration that contains the Proprietary Marks or any other trademark, trade name or service mark of Able Oil, and you must furnish Able Oil with evidence satisfactory to Able Oil of compliance with this obligation within thirty (30) days after termination or expiration of this Agreement.

      D. Able Oil's Right to Continue Operations. In the event this Agreement is terminated, Able Oil may, at its option, immediately continue to provide services to customers of the Franchised Business and apply receipts therefrom to debts owed to Able Oil by you. Able Oil shall have no other obligation to you in connection with Able Oil's operation of the Franchised Business following said termination.

      E. Non-Usage of Marks. You agree, in the event you continue to operate or subsequently begin to operate any other business, not to use any reproduction, counterfeit, copy or colorable imitation of the Proprietary Marks or trade dress, either in connection with such other business or the promotion thereof, which is likely to cause confusion, mistake or deception, or which is likely to dilute Able Oil's exclusive rights in and to the Proprietary Marks or trade dress, and agree not to utilize any designation of origin or description or representation which falsely suggests or represents an association or connection with Able Oil so as to constitute unfair competition.

      F. Prompt Payment Upon Default. You must promptly pay all sums owing to Able Oil and its subsidiaries, affiliates and suppliers. In the event of termination for any default by you, such sums shall include all damages, costs and expenses, including reasonable attorneys' fees, incurred by Able Oil as a result of the default, which obligation shall give rise to and remain, until paid in full, a lien in favor of Able Oil against any and all of the personal property, machinery, fixtures, equipment and inventory owned by you at the time of default.

      G. Payment of Costs. You must pay to Able Oil all damages, costs and expenses, including reasonable attorneys' fees, incurred by Able Oil subsequent to the termination or expiration of this Agreement in obtaining injunctive or other relief for the enforcement of any provision of this Section XIV or any other obligation under this Agreement.

      H. Return of Materials. You must immediately turn over to Able Oil all copies of all materials in your possession including the Manual, all records, files, instructions, correspondence, customer database, brochures, agreements, disclosure statements and any and all other materials relating to the operation of the Franchised Business, in your possession, and all copies thereof (all of which are acknowledged to be Able Oil's property), and shall retain no copy or record of any of the foregoing, excepting only your copy of this Agreement, any correspondence between the parties and any other documents which you reasonably need for compliance with any provision of law. In addition to the foregoing, you shall deliver to Able Oil a complete list of all persons employed by you during the two (2) years immediately preceding termination, together with all employment files of each employee on such list. All costs of delivering all materials required by this Section XIV.H. shall be borne by you.

      I. Assignment of Telephone Listings. You must promptly notify the appropriate telephone company and all telephone directory listing agencies of the termination or expiration of your right to use any telephone number and any regular, classified or other telephone directory listings associated with any Proprietary Marks and authorize the transfer of same to or at the direction of Able Oil. You agree to execute updated letters of direction to any telephone companies and telephone directory listing agencies directing termination and/or transfer of your right to use any telephone number associated with the Proprietary Marks, which Able Oil may hold until termination or expiration hereof. You acknowledge that as between Able Oil and you, Able Oil has the sole right to and interest in all telephone numbers and directory listings associated with any Proprietary Marks. You authorize Able Oil, and hereby appoint Able Oil and any officer of Able Oil as your attorney in fact, to direct the appropriate telephone company and all listing agencies to transfer all such listings to Able Oil upon termination of this Agreement.

      J. Option to Purchase. Able Oil shall have the right, but not the obligation, to purchase any or all of the tangible assets of the Franchised Business, including the signs, advertising materials, promotional displays, supplies, forms, inventory, software, furniture or other items bearing the Proprietary Marks, at your cost or fair market value, whichever is less. In addition, Able Oil may purchase your automatic delivery customer accounts will at their margin, in accordance with Section XII.I. If the parties cannot agree on fair market value within a reasonable time, an independent appraiser shall be designated by Able Oil, and the appraiser's determination shall be final and binding. Able Oil's election to purchase provided for herein must be exercised by written notice to you within thirty
(30) days after termination or expiration of this Agreement. If Able Oil elects to exercise any option to purchase provided herein it shall have the right to set off all amounts due from you under this Agreement and the cost of the appraisal, if any, against any payment therefor.

      K. Covenant of Further Assurances. You must execute any legal document that may be necessary to effectuate the termination hereunder and shall furnish to Able Oil, within thirty (30) days after the effective date of termination, written evidence satisfactory to Able Oil of your compliance with the foregoing obligations.

      L. Compliance with Covenants. You must comply with all applicable covenants contained in Section XIV of this Agreement.

      M. No Further Interest. Other than as specifically set forth above, you shall have no interest in the Franchised Business upon termination or expiration of this Agreement.

XV. COVENANTS

      A. Best Efforts. You covenant that during the term of this Agreement, and subject to the post-termination provisions contained herein, and except as otherwise approved in writing by Able Oil, you shall devote your full time, energy and best efforts to the efficient and effective management, operation and capitalization of the Franchised Business.

      B. Non-Solicitation and Non-Competition. You have heretofore specifically acknowledged that pursuant to this Agreement, you shall receive valuable specialized training and confidential and other information regarding the business, promotional, sales, marketing and operational methods and techniques of Able Oil and the System. You covenant that during the term of this Agreement and subject to the post-termination provisions contained herein, and except as otherwise approved in writing by Able Oil, you shall not, either directly or indirectly, for yourself or through, on behalf of or in conjunction with any person, persons, partners or corporation or other entity:

            1. Divert or attempt to divert any business or customer of the Franchised Business to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the Proprietary Marks and the System;

            2. Employ or seek to employ any person who is at that time employed by Able Oil or by any other franchisee or of Able Oil, or otherwise directly or indirectly induce such person to leave his or her employment;

            3. Own, maintain, engage in, be employed by, advise, assist, invest in, franchise, make loans to, sell significant assets to or have any interest in any business which is the same as or substantially similar to the Franchised Business; or

            4. Sell, or offer for sale, fuel oils distribution services through any means other than through the Franchised Business.

      C. Restrictive Covenants. You covenant that, except as otherwise approved in writing by Able Oil, for a continuous uninterrupted period commencing upon the termination, transfer, expiration or non-renewal of this Agreement, regardless of the cause for termination, and continuing for two (2) years thereafter, you will not either directly or indirectly, for yourself or through, on behalf of or in conjunction with any person, persons, partnership or corporation, own, maintain, engage in, be employed by, advise, assist, invest in, franchise, make loans or sell significant assets to, or have any interest in, any business which is the same as or substantially similar to the Franchised Business and which is located within a radius of thirty (30) miles of the territory of any company-owned or operated or franchisee-operated Franchised Business which is in existence on the date of expiration or termination of this Agreement.

      If the period of time or the area specified above, should be adjudged unreasonable in any proceeding, then the period of time will be reduced by such number of months or the area will be reduced by the elimination of such portion thereof, or both, so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable.

      D. No Undue Hardship. You acknowledge and agree that the covenants not to compete set forth in this Agreement are fair and reasonable and will not impose any undue hardship on you, or your shareholders or partners, if you are a corporation or partnership, since you, your shareholders or partners have other considerable skills, experience and education which afford you, your shareholders or partners the opportunity to derive income from other endeavors.

      E. Inapplicability of Restrictions. Sections XV.B.3. and XV.C. shall not apply to the ownership by you of less than a five percent (5%) beneficial interest in the outstanding equity securities of any publicly-held corporation.

      F. Independence of Covenants. The parties agree that each of the covenants in this Agreement shall be construed as independent of any other covenant or provision of this Agreement. If any or all portions of the covenants in this
Section XV is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which Able Oil is a party, you expressly agree to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Agreement.

      G. Mission. You agree to support Able Oil's mission and to conduct the Franchised Business in accordance with Able Oil's operating policies and stated principles.

      H. Modification of Covenants. You understand and acknowledge that Able Oil has the right, in its sole discretion, to reduce the scope of any covenant set forth in this Section XV or any portion thereof, without your consent, effective immediately upon receipt by you of written notice thereof, and you agree that you will forthwith comply with any covenant as so modified, which shall be fully enforceable notwithstanding the provisions of Section XXIII hereof.

      I. Enforcement of Covenants. You expressly agree that the existence of any claims you may have against Able Oil, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by Able Oil of the covenants in this Agreement. You agree to pay all costs and expenses (including reasonable attorneys' fees) incurred by Able Oil in connection with the enforcement of the covenants set forth in this Agreement.

      J. Injunctive Relief. You acknowledge that your violation of the covenants not to compete contained in this Agreement would result in immediate and irreparable injury to Able Oil for which no adequate remedy at law will be available. Accordingly, you hereby consent to the entry of an injunction prohibiting any conduct by you in violation of the terms of the covenants not to compete set forth in this Agreement. You expressly agree that it may be presumed conclusively that any violation of the terms of said covenants not to compete was accomplished by and through your unlawful utilization of Able Oil's confidential information, know-how, methods and procedures.

      K. Written Agreements. At Able Oil's request, you shall require and obtain execution of covenants similar to those set forth in this Section XV (including covenants applicable upon the termination of a person's relationship with you) from your officers, directors, shareholders and/or members. All covenants required by this Section XV.K. shall be in forms satisfactory to Able Oil, including, without limitation, specific identification of Able Oil as a third party beneficiary of such covenants with the independent right to enforce them. Your failure to obtain execution of a covenant required by this Section XV.K. shall constitute a default under Section XIII.B hereof.

XVI. CHANGES AND MODIFICATIONS

      Able Oil may modify this Agreement only upon the execution of a written agreement by you and Able Oil. Able Oil reserves and shall have the sole right to make changes in the Manual, the System and the Proprietary Marks at any time and without prior notice to you. You shall promptly alter any signs, products, business materials or related items, at your sole cost and expense, upon receipt of written notice of such change or modification in order to conform with Able Oil's revised specifications. In the event that any improvement or addition to the Manual, the System or the Proprietary Marks is developed by you, then you agree to grant Able Oil an irrevocable, world-wide, exclusive, royalty-free license, with the right to sublicense such improvement or addition.

      You understand and agree that due to changes in competitive circumstances, presently unforeseen changes in the needs of customers, and/or presently unforeseen technological innovations, the System must not remain static, in order that it best serve the interests of Able Oil, franchisees and the System. Accordingly, you expressly understand and agree that Able Oil may from time to time change the components of the System, including altering the programs, services, methods, standards, forms, policies and procedures of that System; adding to, deleting from or modifying those programs, products and services which the Franchised Business is authorized to offer; and changing, improving or modifying the Proprietary Marks. Subject to the other provisions of this Agreement, you expressly agree to abide by any such modifications, changes, additions, deletions and alterations.

XVII. TAXES AND INDEBTEDNESS

      A. Payment. You must promptly pay, when due, all taxes levied or assessed by any federal, state or local tax authority and any and all other indebtedness incurred by you in the operation of the Franchised Business. You must pay to Able Oil an amount equal to any sales tax, gross receipts tax or similar tax imposed on Able Oil with respect to any payments to Able Oil required under this Agreement, unless the tax is credited against income tax otherwise payable by Able Oil.

      B. Dispute. In the event of any bona fide dispute as to liability for taxes assessed or other indebtedness, you may contest the validity or the amount of the tax or indebtedness in accordance with procedures of the taxing authority or applicable law; provided, however, in no event shall you permit a tax sale or seizure by levy of execution or similar writ or warrant, or attachment by a creditor, to occur against the Franchised Business.

      C. Compliance with Federal, State and Local Laws. You must comply with all federal, state, and local laws, rules and regulations, and shall timely obtain any and all permits, registration certificates, licenses and bonds necessary for the full and proper operation and management of the Franchised Business, including, without limitation, a license to do business and provide services, fictitious name registration and sales tax permits. Copies of all subsequent inspection reports, warnings, certificates and ratings, issued by any governmental entity during the term of this Agreement in connection with the conduct of the Franchised Business which indicate your failure to meet or maintain the highest governmental standards or less than full compliance by you with any applicable law, rule or regulation, shall be forwarded to Able Oil by you within three (3) days of your receipt thereof.

      D. Duty to Notify. You must notify Able Oil in writing within three (3) days of the commencement of any action, suit or proceeding, and of the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality, which may adversely affect the operation or financial condition of the Franchised Business. Additionally, any and all consumer related complaints shall be answered by you within fifteen (15) days after receipt thereof or such shorter period of time as may be provided in said complaint. A copy of said answer shall be forwarded to Able Oil within three (3) days of the date that said answer is forwarded to the complainant.

XVIII. INDEPENDENT CONTRACTOR AND INDEMNIFICATION

      A. Independent Contractor.

            1. It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that you are an independent contractor, and that nothing in this Agreement is intended to make either party an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other for any purpose whatsoever.

            2. During the term of this Agreement and any extensions hereof, you will hold yourself out to the public as an independent contractor operating the Franchised Business pursuant to a license from Able Oil and as an authorized user of the System and the Proprietary Marks which are owned by Able Oil. You agree to take such affirmative action as may be necessary to do so, including exhibiting to customers a sign provided or required by Able Oil in a conspicuous place or on any vehicle(s).

            3. Able Oil shall not have the power to hire or fire your employees, and except as herein expressly provided, Able Oil may not control or have access to your funds or the expenditures thereof, or in any other way exercise dominion or control over the Franchised Business.

      B. No Liability. You understand and agreed that nothing in this Agreement authorizes you to make any contract, agreement, warranty or representation on Able Oil's behalf, or to incur any debt or other obligation in Able Oil's name, and that Able Oil shall in no event assume liability for or be deemed liable hereunder as a result of any such action or by reason of your act or omission in your conduct of the Franchised Business or any claim or judgment arising therefrom against Able Oil. You agree at all times to defend at your own cost, and to indemnify and hold harmless to the fullest extent permitted by law, Able Oil, its corporate parent, corporate subsidiaries, affiliates, successors, assigns and designees of either entity, and the respective directors, officers, employees, agents, shareholders, designees, and representatives of each (Able Oil and all other hereinafter referred to collectively as "Indemnitees") from all losses and expenses incurred in connection with any action, suit, proceeding, claim, demand, investigation, or formal or informal inquiry (regardless of whether same is reduced to judgment) or any settlement thereof which arises out of or is based upon any of the following: your alleged infringement or any other violation or any other alleged violation of any patent, trademark or copyright or other proprietary right owned or controlled by third parties; your alleged violation or breach of any contract, federal, state or local law, regulation, ruling, standard or directive of any industry standard; libel, slander or any other form of defamation by you; your alleged violation or breach of any warranty, representation, agreement or obligation in this Agreement; any acts, errors or omissions of you or any of your agents, servants, employees, contractors, partners, proprietors, affiliates, or representatives; latent or other defects in the Franchised Business, whether or not discoverable by Able Oil or you; any services or products provided by you at, from or related to the operation at the Franchised Business; any services or products provided by any affiliated or nonaffiliated participating entity; any action by any customer of the Franchised Business; and, any damage to the property of any one or more of the Indemnitees, their agents or employees, or any third person, firm or corporation.

      C. Identification. You shall conspicuously identify yourself and the Franchised Business and in all dealings with your clients, contractors, suppliers, public officials and others, as an independent Franchisee of Able Oil, and shall place such notice of independent ownership on all forms, business cards, stationery, advertising, signs and other materials and in such fashion as Able Oil may, in its sole and exclusive discretion, specify and require from time to time, in its Manual (as same may be amended from time to time) or otherwise.

      D. No False Representations. Except as otherwise expressly authorized by this Agreement, neither party hereto will make any express or implied agreements, warranties, guarantees or representations or incur any debt in the name of or on behalf of the other party, or represent that the relationship between Able Oil and you other than that of franchisor and franchisee. Able Oil does not assume any liability, and will not be deemed liable, for any agreements, representations, or warranties made by you which are not expressly authorized under this Agreement, nor will Able Oil be obligated for any damages to any person or property which directly or indirectly arise from or relate to the operation of the Franchised Business franchised hereby.

XIX. APPROVALS AND WAIVERS

      A. Written Consent. Whenever this Agreement requires the prior approval or consent of Able Oil, you shall make a timely written request to Able Oil therefor and such approval or consent shall be obtained in writing.

      B. No Waiver. No failure of Able Oil to exercise any power reserved to it by this Agreement, or to insist upon strict compliance by you with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of Able Oil's right to demand exact compliance with any of the terms herein. Waiver by Able Oil of any particular default by you shall not affect or impair Able Oil's rights with respect to any subsequent default of the same, similar or different nature, nor shall any delay, forbearance or omission of Able Oil to exercise any power or right arising out of any breach or default by you of any of the terms, provisions or covenants hereof affect or impair Able Oil's right to exercise the same, nor shall such constitute a waiver by Able Oil of any right hereunder or the right to declare any subsequent breach or default and to terminate this Agreement prior to the expiration of its term. Subsequent acceptance by Able Oil of any payments due to it hereunder shall not be deemed to be a waiver by Able Oil of any preceding breach by you of any terms, covenants or conditions of this Agreement.

      C. Waiver to Jury Trial. You hereby waive any right to a jury trial with respect to this Agreement and/or any matters arising hereunder.

XX. NOTICES

      Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered or mailed by certified mail, return receipt requested, or dispatched by overnight delivery envelope, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

            Notices to Franchisor:     Able Oil Company
                                       344 Route 46
                                       Rockaway, New Jersey 07866
                                       Attn:  President

            With a Copy (which shall
            not constitute notice) to: Alan J. Schaeffer, Esq.
                                       Greenberg Traurig
                                       1300 Connecticut Avenue, N.W.
                                       Suite 1000
                                       Washington, D.C. 20036

            Notices to Franchisee:     Andrew Schmidt

                                       1250 Easton Rd.
                                       Horsham, PA

                  With a Copy to:
                                       -----------------------------------------
                                       -----------------------------------------
                                       -----------------------------------------

      Any notice sent by certified mail shall be deemed to have been given at the date and time of mailing.

XXI. RELEASE OF PRIOR CLAIMS

      By executing this Agreement, you, individually and on behalf of your heirs, legal representatives, successors and assigns, and each assignee of this Agreement by accepting assignment of the same, hereby forever release and discharge Able Oil and its officers, directors, employees, agents and servants, including Able Oil's subsidiary and affiliated corporations, their respective officers, directors, employees, agents and servants, from any and all claims relating to or arising under any franchise agreement or any other agreement between the parties executed prior to the date of this Agreement including any and all claims, whether presently known or unknown, suspected or unsuspected, arising under the franchise, securities or antitrust laws of the United States or of any state or territory thereof.

XXII. DISCLOSURE STATEMENT AND DISCLAIMER

      A. Compliance with Applicable Laws. You acknowledge, by your signature hereto, that you received from Able Oil a Federal Trade Commission or Uniform Franchise Offering Circular for the State in which the Franchised Business will be located, or your place of residence, as appropriate, at least ten (10) business days prior to the execution of this Agreement.

      ___ [Please initial to acknowledge that you have read and understand this Paragraph XXII.A.]

      B. Receipt of Agreement. You acknowledge that you received from Able Oil this Agreement with all blanks filled in at least five (5) days prior to the execution of this Agreement. You represent that you have read this Agreement in its entirety and that you has been given the opportunity to clarify any provisions that you did not understand and to consult with an attorney or other professional advisor. You further represents that you understand the terms, conditions and obligations of this Agreement and agree to be bound thereby.

      ___ [Please initial to acknowledge that you have read and understand this Paragraph XXII.B.]

      C. Acknowledgment. You acknowledges and accepts the following:

            YOUR SUCCESS IN OPERATING A FRANCHISE IS SPECULATIVE AND WILL DEPEND ON MANY FACTORS INCLUDING, TO A LARGE EXTENT, YOUR INDEPENDENT BUSINESS ABILITY. THIS OFFERING IS NOT A SECURITY AS THAT TERM IS DEFINED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS. THE OBLIGATION TO TRAIN, MANAGE, PAY, RECRUIT AND SUPERVISE EMPLOYEES OF THE FRANCHISED BUSINESS RESTS SOLELY WITH YOU. YOU HAVE NOT RELIED ON ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED, AS TO THE POTENTIAL SUCCESS OR PROJECTED INCOME OF THE BUSINESS VENTURE CONTEMPLATED HEREBY. NO REPRESENTATIONS OR PROMISES HAVE BEEN MADE BY Able Oil TO INDUCE YOU TO ENTER INTO THIS AGREEMENT EXCEPT AS SPECIFICALLY INCLUDED HEREIN. Able Oil HAS NOT MADE ANY REPRESENTATION, WARRANTY OR GUARANTY, EXPRESS OR IMPLIED, AS TO THE POTENTIAL REVENUES, PROFITS OR SERVICES OF THE BUSINESS VENTURE TO YOU AND CANNOT, EXCEPT UNDER THE TERMS OF THIS AGREEMENT, EXERCISE CONTROL OVER YOUR BUSINESS. YOU

      ACKNOWLEDGE AND AGREE THAT YOU HAVE NO KNOWLEDGE OF ANY REPRESENTATION MADE BY Able Oil OR ITS REPRESENTATIVES OF ANY INFORMATION THAT IS CONTRARY TO THE TERMS CONTAINED HEREIN.

      ___ [Please initial to acknowledge that you have read and understand this Paragraph XXII.C.]

XXIII. ENTIRE AGREEMENT

      This Agreement, the documents referred to herein and the Attachments hereto, if any, constitute the entire, full and complete Agreement between the parties hereto concerning the subject matter hereof, and supersede all prior agreements with no other representations having induced you to execute this Agreement. No amendment, change or variance from this Agreement shall be binding on the parties hereto unless mutually agreed to by the parties and executed by themselves or their authorized officers or agents in writing.

XXIV. SEVERABILITY AND CONSTRUCTION

      A. Severability. Except as expressly provided to the contrary herein, each section, part, term and/or provision of this Agreement shall be considered severable, and if, for any reason, any section, part, term and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other portions, sections, parts, terms and/or provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the parties hereto, and said invalid sections, parts, terms and/or provisions shall be deemed not to be a part of this Agreement; provided, however, that if Able Oil determines that such finding of invalidity or illegality adversely affects the basic consideration of this Agreement, Able Oil, at its option, may terminate this Agreement.

      B. Covenants. You expressly agree to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof any portion or portions which a court may hold to be unreasonable and unenforceable in a final decision to which Able Oil is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order.

      C. Captions. All captions in this Agreement are intended solely for the convenience of the parties, and none of the captions shall be deemed to affect the meaning or construction of any provision hereof.

      D. References. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable, and all acknowledgments, promises, covenants, agreements and obligations herein made or undertaken by you shall be deemed jointly and severally undertaken by all of the parties executing this Agreement in their individual capacity on your behalf. This Agreement may be executed in one or more originals, each of which shall be deemed an original.

      E. Definition of "You". As used in this Agreement, the term "you" shall include all persons who succeed to the interest of the original franchisee by transfer or operation of law and shall be deemed to include not only the individual or entity defined as the "you" in the introductory paragraph of this Agreement, but shall also include all partners of the entity that executes this Agreement, in the event said entity is a partnership; all shareholders, officers and directors of the entity that executes this Agreement, in the event said entity is a corporation; and all members of the entity that executes this Agreement, in the event said entity is a limited liability company. By their signatures hereto, all partners, members, shareholders, officers and directors of the entity that signs this Agreement as franchisee acknowledge and accept the duties and obligations imposed upon each of them, individually, by the terms of this Agreement.

      F. Force Majeure. If, as a result of hurricane, tornado, typhoon, flooding, lightning, blizzard and other unusually severe weather, earthquake, avalanche, volcanic eruption, fire, riot, insurrection, war, explosion, unavoidable calamity or other act of God (a "Force Majeure"), compliance by any party with the terms of this Agreement is rendered impossible or would otherwise create an undue hardship upon any party, all parties shall be excused from their respective obligations hereunder for the duration of the Force Majeure and for a reasonable recovery period thereafter, but otherwise this Agreement shall continue in full force and effect.

XXV. APPLICABLE LAW

      A. Governing Law. This Agreement takes effect upon its acceptance and execution by Able Oil. This Agreement shall be interpreted and construed under the laws of the State of New York except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Section 1051 et seq.).

      B. Jurisdiction and Venue. Except as otherwise expressly provided by applicable state law or regulation, the parties agree that any action brought by either party against the other shall be brought in the State of New York in the City of New York and the parties do hereby waive all questions of personal jurisdiction or venue for the purpose of carrying out this provision.

      C. Remedy. No right or remedy conferred upon or reserved by Able Oil or you by this Agreement is intended and it shall not be deemed to be exclusive of any other right or remedy provided or permitted herein, by law or at equity, but each right or remedy shall be cumulative of every other right or remedy.

      D. Injunctive Relief. Nothing herein contained shall bar Able Oil's right to obtain injunctive relief against threatened conduct that will cause it loss or damage under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

XXVI. ARBITRATION

      Except as specifically otherwise provided in this Agreement, the parties agree that any and all disputes between them and any claim by either party that cannot be amicably settled shall be submitted to the American Arbitration Association (the "AAA") for arbitration under the AAA's Commercial Rules of Arbitration. The arbitrator(s) shall be selected in accordance with standard AAA procedure. Except as otherwise expressly provided by applicable state law or regulation, the mediator shall hear the dispute in New York, New York or at such other location as may be designated by Able Oil. Each party shall bear all of its own fees, costs and attorneys' fees. The decision of the arbitration shall be binding. You know, understand and agree that it is the intent of the parties that any arbitration between Able Oil and you shall be of your individual claims and that the claims subject to arbitration shall not be arbitrated on a classwide basis.

      Notwithstanding any provision contained in this Section XXVI, Able Oil may, at its sole option, institute in a court of law or equity an action or actions for temporary, preliminary, or permanent injunctive relief or seeking any other equitable relief against you in addition to any other rights and remedies provided herein. In no event shall you be entitled to make, and you hereby waive, any claim for money damages by way of set-off, counterclaim, defense or otherwise based upon any claim or assertion by you that Able Oil has unreasonably withheld or unreasonably delayed any consent or approval to a proposed act by you under any of the terms of this Franchise Agreement. Your sole remedy for any such claim shall be an action or proceeding to enforce any such provisions, for specific performance or declaratory judgment.

XXVII. ESTOPPEL STATEMENT

      You hereby agree that from time to time, upon not less than ten (10) days' prior request by Able Oil, you will deliver to Able Oil a statement in writing certifying (a) that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that this Agreement as modified is in full force and effect and stating the modifications); (b) the dates to which all of the royalty and other fees have been paid; (c) that Able Oil is not in default under any provisions of this Agreement, or, if in default, the nature thereof in detail; and (d) other matters reasonably requested by Able Oil. Your failure to deliver such statement within ten (10) days of request shall constitute an affirmation by you that this Agreement is in full force and effect, free of any claims and free of any default on Able Oil's part.

XXVIII. ACKNOWLEDGMENTS

      You acknowledge that you have conducted an independent investigation of all aspects relating to the Franchised Business and recognize that the business venture contemplated by this Agreement involves business risks and that its success will be largely dependent upon your skills and ability as an independent business person or organization. You acknowledge that you have received, read and understand this Agreement and Able Oil's Uniform Offering Circular, including all related attachments and agreements. You acknowledge that you have no knowledge of any representations about the Franchised Business or about Able Oil, its franchising program or its policies made by Able Oil, its officers, directors, shareholders, employees or agent which are contrary to statements made in the Offering Circular or this Agreement. Able Oil has accorded you ample time and opportunity to consult with advisors of your choosing about the potential benefits and risks of entering into this Agreement. You understand and accept the terms, conditions and covenants contained in this Agreement as being reasonably necessary to maintain Able Oil's high standards of quality and service, to maintain the uniformity of those standards at all facilities operating pursuant to the System, and to protect and preserve the goodwill of the Propriety Marks. ___ [Please initial to acknowledge that you have read and understand this Paragraph XXVII]

      IN WITNESS WHEREOF, the parties hereto have duly executed, sealed and delivered this Agreement on the day and year first above written.

ATTEST:                       FRANCHISOR:

                              Able Oil Company


                              By:   /s/ Timothy G. Harrington
----------------------------        ------------------------------------------
                                    Timothy G. Harrington, Chief Executive
                                    Officer


WITNESS:                      FRANCHISEE:


                              By:   /s/ Andrew W. Schmidt
----------------------------        ------------------------------------------

                                                                  ATTACHMENT A

                                    GUARANTY

            In consideration of, and as an inducement to, the execution of that certain Franchise Agreement, and any revisions, modifications and amendments thereto, (hereinafter collectively the "Agreement") dated Deember 31, 19 98 , by and between Able Oil Company, a New Jersey limited corporation (hereinafter the "Franchisor") and Andrew Schmidt (hereinafter the "Franchisee"), each of the undersigned Guarantors agrees as follows:

            1. The Guarantors do hereby jointly and severally unconditionally guaranty the full, prompt and complete performance of the Franchisee under the terms, covenants and conditions of the Agreement, and any other Franchise Agreement entered into between the Franchisor and the Franchisee, its directors, officers, agents, employees or other representatives (hereafter incorporated into and made part of all references to the "Agreement"), including without limitation the complete and prompt payment of all indebtedness to the Franchisor under the Agreement. The word "indebtedness" is used herein in its most comprehensive sense and includes without limitation any and all advances, debts, obligations and liabilities of the Franchisee, now or hereafter incurred, either voluntarily or involuntarily, and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, or whether recovery thereof may be now or hereafter barred by any statute of limitation or is otherwise unenforceable.

            2. The obligations of the Guarantors are independent of the obligations of the Franchisee and a separate action or actions may be brought and prosecuted against any or all of the Guarantors, whether or not actions are brought against the Franchisee or whether the Franchisee is joined in any such action.

            3. If the Franchisee is a corporation, partnership or limited liability company, the Franchisor shall not be obligated to inquire into the power or authority of the Franchisee or its partners or the officers, directors, agents, members or managers acting or purporting to act on the Franchisee's behalf and any obligation or indebtedness made or created in reliance upon the exercise of such power and authority shall be guaranteed hereunder. Where the Guarantors are corporations or partnerships it shall be conclusively presumed that the Guarantors and the partners, agents, officers and directors acting on their behalf have the express authority to bind such corporations or partnerships and that such corporations or partnerships have the express power to act as the Guarantors pursuant to this Guaranty and that such action directly promotes the business and is in the interest of such corporations or partnerships.

            4. The Franchisor, its successors and assigns, may from time to time, without notice to the undersigned: (a) resort to the undersigned for payment of any of the indebtedness, whether or not it or its successors have resorted to any property securing any of the indebtedness or proceeded against any other of the undersigned or any party primarily or secondarily liable on any of the indebtedness; (b) release or compromise any indebtedness of any of the undersigned hereunder or any indebtedness of any party or parties primarily or secondarily liable on any of the indebtedness; (c) extend, renew or credit any of the indebtedness for any period (whether or not longer than the original period); (d) alter, amend or exchange any of the indebtedness; or (e) give any other form of indulgence, whether under the Agreement or otherwise.

            5. The undersigned further waive presentment, demand, notice of dishonor, protest, nonpayment and all other notices whatsoever, including without limitation: notice of acceptance hereof; notice of all contracts and commitments; notice of the existence or creation of any liabilities under the Agreement and of the amount and terms thereof; and notice of all defaults, disputes or controversies between the Franchisee and the Franchisor resulting from the Agreement or otherwise, and the settlement, compromise or adjustment thereof.

            6. This Guaranty shall be enforceable by and against the respective administrators, executors, successors and assigns of the Guarantors and the death of any Guarantor shall not terminate the liability of such Guarantor or limit the liability of the other Guarantors hereunder.

            7. If more than one person has executed this Guaranty, the term "the undersigned," as used herein shall refer to each such person, and the liability of each of the undersigned hereunder shall be joint and several and primary as sureties.

            8. In each case where the spouse of a Franchisee has executed any documents in connection with the granting of the Agreement, and the Franchisee subsequently divorces from such spouse, then, in the event that the Franchisee subsequently remarries, the new spouse of such Franchisee must execute, and agree to be bound by the provisions of, each of the documents previously executed by the Franchisee's original spouse.

            IN WITNESS WHEREOF, each of the undersigned has executed this Guaranty under seal effective as of the 23 day of December, 1998.


/s/ Andrew Schmidt
--------------------------------          --------------------------------
      Signature                           Signature of Spouse (if married)


Andrew Schmidt
--------------------------------          --------------------------------
      Printed Name                        Printed Name

12/31/98
--------------------------------          --------------------------------
Date                                      Date

                                                                  ATTACHMENT B

                         TELEPHONE ASSIGNMENT AGREEMENT

            THIS TELEPHONE ASSIGNMENT AGREEMENT is made as of this 31 day of December, 1993 by and between Andrew Schmidt (hereinafter the "Assignor") and Able Oil Company, a New Jersey corporation (hereinafter the "Assignee").

                                  WITNESSETH:

            WHEREAS, the Assignee has developed and owns the proprietary system ("System") for the operation of a retail business under the trademark and logo ABLE OIL (the "Franchised Business");

            WHEREAS, the Assignor has been granted a license to operate a Franchised Business pursuant to a Franchise Agreement dated even date herewith, in accordance with the System;

            WHEREAS, in order to operate its Franchised Business, the Assignor shall be acquiring one or more telephone numbers, telephone listings and telephone directory advertisements; and

            WHEREAS, as a condition to the execution of the Franchise Agreement, the Assignee has required that the Assignor assign all of its right, title and interest in its telephone numbers, telephone listings and telephone directory advertisements to the Assignee in the event of a termination of the Franchise Agreement;

            NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Assignment. In the event of termination of the Franchise Agreement, and in order to secure continuity and stability of the operation of the System, the Assignor hereby sells, assigns, transfers and conveys to the Assignee all of its rights, title and interest in and to certain telephone numbers, telephone listings and telephone directory advertisements pursuant to which Assignor shall operate its Franchised Business in accordance with the terms of the Franchise Agreement; provided, however, such Assignment shall not be effective unless and until the Franchise Agreement is terminated in accordance with the provisions thereof.

                  2. Representation and Warranties of the Assignor. The Assignor hereby represents, warrants and covenants to the Assignee that:

                        (a) As of the effective date of the Assignment, all of the Assignor's obligations and indebtedness for telephone, telephone listing services and telephone directory advertisement services shall be paid and current;

                        (b) As of the date hereof, the Assignor has full power and legal right to enter into, execute, deliver and perform this Agreement;

                        (c) This Agreement is a legal and binding obligation of the Assignor, enforceable in accordance with the terms hereof;

                        (d) The execution, delivery and performance of this Assignment does not conflict with, violate, breach or constitute a default under any contract, agreement or instrument to which the Assignor is a party or by which the Assignor is bound, and no consent of nor approval by any third party is required in connection herewith; and

                        (e) The Assignor has the specific power to assign and transfer its right, title and interest in its telephone numbers, telephone listings and telephone directory advertisements, and the Assignor has obtained all necessary consents to this Assignment.

                  3. Miscellaneous. The validity, construction and performance of this Assignment shall be governed by the laws of the State of New York. All agreements, covenants, representations and warranties made herein shall survive the execution hereof. All rights of the Assignee shall inure to its benefit and to the benefit of its successors and assigns.

            IN WITNESS WHEREOF, each of the parties have executed this Assignment as of the day and year first written above.

                                    "ASSIGNEE"
                                    Able Oil Company


                              By:   /s/ Timothy G. Harrington
                                    -----------------------------------------
                                    Timothy G. Harrington,  President and CEO


                                    ASSIGNOR

                              By:         /s/ Andrew Schmidt
                                    -----------------------------------------
                              Title:
                                    -----------------------------------------


WITNESS:                      FRANCHISEE:


                              By:   /s/ Andrew W. Schmidt
----------------------              -----------------------------------------


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